                                                                     EXHIBIT 2.1


                          AGREEMENT FOR THE PURCHASE


                         AND SALE OF LIMA OIL REFINERY


                                    Between


                          BP EXPLORATION  &  OIL INC.

                           THE STANDARD OIL COMPANY

                            BP OIL PIPELINE COMPANY

                               BP CHEMICALS INC.

                                      and


                       CLARK REFINING & MARKETING, INC.

                                     INDEX

Index......................................................................

Index to Schedules.........................................................

Index to Exhibits..........................................................

Table of Contents..........................................................

Index to Defined Terms.....................................................

Agreement For The Purchase And Sale of Lima Oil Refinery...................

                              INDEX TO SCHEDULES

SCHEDULE    DESCRIPTION                                  SECTION REFERENCES
--------    -----------                                  ------------------

A.          Improvements, machinery and equipment        1.A., 7.G.
B.          Material Contracts                           1.F., 5.A., 7.J., 11.B.
C.          Proprietary Rights                           1.H., 7.K.
D.          Support Services                             2.C.
E.          Inventory Valuation                          1.D., 3.B., 4.
F.          Consents/Non-Compliance with Laws            7.C., 7.H.
G.          Motor Vehicles                               1.E., 7.G.
H.          Litigation/Claims                            7.L., 10.D.
I.          Environmental Disclosures                    7.H., 7.L., 8., 10.D.
J.          Collective Bargaining                        7.M., 12.
K.          Absence of Certain Changes                   7.N., 11.B.
L           Remediation Equipment                        2.G., 8.G.
M.          Benefit Plans                                12.
N.          Involuntary Separation Plan                  12.B.(i)
O.          Actuarial Assumptions                        12.B.
P.          Operating and Financial Information          7.P.
W.          Required Consents                            10.C.
X.          Gross Margin Calculation                     3.A.

                               INDEX TO EXHIBITS

EXHIBIT    DESCRIPTION                                    SECTION REFERENCES
-------    -----------                                    ------------------

1.         Refinery Deed                                  1.B., 1.C., 6.B., 7.E.

1.A.       Vine Street Terminal Deed                      1.B., 6.B.

2.         Crude Oil Storage Tanks Property Deed          1.C., 6.B.

2.A.       Assignment of Pipeline Agreements              6.D.

2.B.       Sketch of Pipelines                            1.C.

3.         Technology Transfer and License
           Agreement                                      1.H., 2.J., 6.D.

4.         Bill of Sale                                   6.B.

4.A.       Statement of Title                             6.B.

5.         Assignment of Leases/Licenses
           (BPO is Lessee/Licensee)                       1.B., 6.D., 7.E.

6.         Assignment of Leases/Licenses
           (BPO is Lessor/Licensor)                       6.D., 7.E.

7.         Assignment of Leases/Licenses
           (BP Pipelines is Lessor/Licensor)              6.D., 7.E.

8.         Intermediates and Unfinished
           Products Supply Agreements                     6.D.

                               TABLE OF CONTENTS

1.     SALE OF REFINERY....................................................    1

2.     EXCLUDED ASSETS.....................................................    3

3.     DEPOSIT AND PURCHASE PRICE..........................................    5

4.     HYDROCARBON INVENTORY VALUE.........................................    6

5.     ASSUMPTION OF LIABILITIES...........................................    7

6.     CLOSING.............................................................    9

7.     SELLER'S REPRESENTATIONS AND WARRANTIES.............................   11

8.     ENVIRONMENTAL.......................................................   17

9.     DISCLAIMER..........................................................   26

10.    BUYER'S REPRESENTATIONS AND WARRANTIES..............................   27

11.    PARTIES' OBLIGATIONS PENDING THE CLOSING DATE.......................   28

12.    EMPLOYEES and BENEFITS..............................................   31

13.    BUYER'S OBLIGATION TO CLOSE.........................................   37

14.    SELLER'S OBLIGATION TO CLOSE........................................   38

15.    FURTHER ASSURANCES/BDO PLANT/PROPYLENE..............................   39

16.    INDEMNIFICATION.....................................................   42

17.    TRANSFER TAXES/PRORATION............................................   49

18.    RECORDS/LITIGATION ASSISTANCE.......................................   49

19.    TERMINATION RIGHTS..................................................   50

20.    INLAND SYSTEM.......................................................   50

21.    CHANGE IN OWNERSHIP.................................................   50

22.    NOTICES.............................................................   51

                                                                            Page


23.    GOVERNING LAW.......................................................   51

24.    PUBLICITY...........................................................   51

25.    GENERAL.............................................................   51

26.    NO THIRD PARTY BENEFICIARIES........................................   53

INDEX......................................................................    i

INDEX TO SCHEDULES.........................................................   ii

INDEX TO EXHIBITS..........................................................  iii

INDEX TO DEFINED TERMS.....................................................   vi

                            Index To Defined Terms

Term                                                                Section
----                                                                -------

ABO................................................................ 12.B.(iv)
affiliate.......................................................... 27.
Agreement.......................................................... Introduction
Assumed Liabilities................................................ 5.A.
Benefit Plans...................................................... 12.A.(i)
BPA Medical Plans.................................................. 12.B.(ii)
BPC................................................................ Introduction
BP Group........................................................... 2.C.
BP Pipelines....................................................... Introduction
BPO................................................................ Introduction
BDO Plant.......................................................... 15.B.
Buckeye Road Property.............................................. 1.C.
Buyer.............................................................. Introduction
Buyer Indemnified Party............................................ 16.B.
Central Staff Services............................................. 2.C.
CERCLA............................................................. 8.A.(iii)
Closing............................................................ 6.A.
Closing Date....................................................... 6.A.
Code............................................................... 3.C.
Compliance Action.................................................. 8.A.(i)
Confidentiality Agreement.......................................... 11.A.
Consent............................................................ 7.C.
Contained Hazardous Substances..................................... 8.C.(i)
Contracts.......................................................... 1.F.
Corrective Action.................................................. 8.A.(ii)
Data............................................................... 11.A.
DC Plans........................................................... 12.B.(v)
Deepwell Injection................................................. 8.C.(i)(b)
Deposit............................................................ 3.A.

Term                                                                Section
----                                                                -------
Deposit Return Event............................................    3.A.
Employee(s).....................................................    12.A.(i)
Environmental Laws..............................................    8.A.(iii)
Environmental Permit............................................    8.A.(iv)
ERISA...........................................................    12.A.
Estimated Inventories Value.....................................    4.
Excluded Assets.................................................    2.
Excluded Employees..............................................    12.B.(i)
Excluded Liabilities............................................    5.B.
FMLA............................................................    12.B.(i)
FERC............................................................    20.
Final Inventories Value.........................................    4.
H-S-R Act.......................................................    6.A.
Hazardous Substance.............................................    8.A.(v)
Hydrocarbon Inventories.........................................    1.D.(i)
including.......................................................    25.E.(v)
Indemnification.................................................    16.E.
Indemnified Party...............................................    16.E.(i)
Indemnify.......................................................    16.A.
Indemnifying Party..............................................    16.E.(i)
Independent Consultant..........................................    16.D.(iii)
Inland..........................................................    20.
Inland System...................................................    20.
Inventories.....................................................    1.D.
Knowhow.........................................................    1.H.
Leased Property.................................................    1.B.
Licensee........................................................    8.E.(i)
Loss(es)........................................................    16.A.
LPF Spares......................................................    1.D.2.
MHP.............................................................    12.B.(iv)
Major Contracts.................................................    7.J.

Term                                                                Section
----                                                                -------
Mirror Plans......................................................  12.B.(iv)
Mirror Savings Plans..............................................  12.B.(v)
Owner.............................................................  8.E.(i)
PBGC..............................................................  12.A.(vi)(b)
Pension Plans.....................................................  12.A.(i)(b)
Permits...........................................................  1.G.
Person............................................................  7.C.
Proprietary Rights................................................  7.K.
PBGC..............................................................  12.A.(vi)(b)
PUCO..............................................................  20.
Purchased Assets..................................................  1.
RAP...............................................................  12.B.(iv)
Records...........................................................  18.A.
Refinery..........................................................  Introduction
Refinery Costs....................................................  7.P.(ii)
Refinery Property.................................................  1.B.
Related Agreements................................................  25.E.
Represented Employees.............................................  12.B.(iv)
Resignees.........................................................  12.C.
Seller............................................................  Introduction
Seller Indemnified Party..........................................  16.A.
Seller's Knowhow..................................................  1.H.
Seller's Knowledge................................................  7.
Solar Line........................................................  1.C.
Standard..........................................................  Introduction
Tanks.............................................................  1.C.
Taxes.............................................................  7.0(i)
Technology Transfer and License Agreement.........................  1.H.
Threshold.........................................................  16.H.
to the best of Seller's knowledge.................................  7.
Transfer Amount...................................................  12.B.(iv)

Term                                                                Section
----                                                                -------
Transfer Date.....................................................  12.B.(v)
Transferred Employees.............................................  12.B.(i)
WARN..............................................................  12.F.
Waste Unit........................................................  8.A.(vi)

                    AGREEMENT FOR THE PURCHASE AND SALE OF
                               LIMA OIL REFINERY


          THIS AGREEMENT for the purchase and sale of assets ("Agreement") is made as of the 1st day of July, 1998 by and between BP Exploration & Oil Inc., an Ohio corporation ("BPO"), The Standard Oil Company, an Ohio corporation ("Standard"), and BP Oil Pipeline Company, a Delaware corporation ("BP Pipelines") and BP Chemicals Inc., an Ohio corporation ("BPC") on the one hand (collectively "Seller"), and Clark Refining & Marketing, Inc., a Delaware corporation ("Buyer") on the other hand.

W I T N E S S E T H:

          WHEREAS, Seller wishes to sell its Lima Oil Refinery and Vine Street Terminal (collectively the "Refinery") and certain associated assets as further described in Section 1 and Buyer wishes to purchase such on the terms herein set forth;

          NOW, THEREFORE, in consideration of the mutual promises made herein, and subject to the conditions hereinafter set forth, the parties agree as follows:


          1. SALE OF REFINERY. Seller agrees to sell, assign (subject to the provisions of Section 11.F.), convey, transfer and deliver to Buyer, as of the Closing Date (as defined in Section 6.), and Buyer agrees to purchase from Seller as of the Closing Date, all of Seller's rights, title and interest in the following (the "Purchased Assets"):

          A. The Refinery located in Shawnee Township, Ohio including all machinery and equipment used by Seller in the operation of the Refinery, major items of which are listed on Schedule A;

          B. The real property on which the Refinery is situated as more particularly described in the real property deeds attached as
               Exhibit 1 and Exhibit 1.A. including the improvements to such real property together with all appurtenances thereto and the fixtures thereon (the "Refinery Property"), and the leased or licensed property described on the Assignment of Leases/Licenses (BP as Lessee/Licensee) attached as Exhibit 5 (the "Leased Property");

          C. Four crude oil storage and blending tanks (the "Tanks") and the real property on which the Tanks are situated as more particularly described in the real property deed attached as
               Exhibit 2 together with all appurtenances thereto ("Buckeye Road Property") and Seller's rights to (i) the crude oil pipeline between the real property described in Exhibit 1 and the Tanks, including all easements related thereto; (ii) the #3 and #6 product pipelines between the real property described in Exhibit
               1. and the Buckeye Pipeline, including all easements related thereto; (iii) the 20" crude line from the outside flange of the wafer check valve on the manifold of the Marathon Terminal to the Tanks, including all easements related thereto; and (iv) the "Solar Line" running from the flange connection to the Marathon crude line to the valve connection to the valve receiving crude from the SSL line, including all easements related thereto; the pipelines referred to in the foregoing subsections (i), (ii), (iii) and (iv) are generally depicted on Exhibit 2.B. attached hereto; including all real property rights appurtenant to such pipelines;

          D. The hydrocarbon and non-hydrocarbon inventories of the Refinery (collectively the "Inventories") as follows:

               (i) the following hydrocarbon inventories (the "Hydrocarbon Inventories") which will be measured and valued in accordance with the provisions of Parts E.1. and E.2 of Schedule E, all crude oil inventories at, or in transit to, the Refinery, the inventories in the Tanks, the refined and intermediate product inventories at the Refinery, the additives at the Refinery and all butanes held for Seller's account at TET's Todhunter facility, but excluding all finished and unfinished products which have left the Refinery and are enroute to any customer (including members of the BP Group) as of the Closing Date; and

               (ii) all non-hydrocarbon inventories located at the Refinery, which will be the chemicals and catalyst inventories and the stores inventory (which includes maintenance spares and capital spares) but excluding inventories and parts on site not affixed to the realty that were intended for construction of the Lima Petrochemical Facility and Terminal (the "LPF Spares"), all of which are included in the Purchase Price;

          E. All right, title and interest of Seller to the trucks, vehicles, and other personal property used at the Refinery including, but not limited to, the motor vehicles listed in Schedule G;

          F. All of Seller's agreements, commitments or contracts ("Contracts") for Refinery or its operations, the material ones of which are listed on Schedule B;

          G. All assignable or transferable permits or licenses from any federal, Ohio or local regulatory agencies which are necessary to or used in connection with the ownership and operation of the Refinery including the Environmental Permits ("Permits");

          H. Subject to and in accordance with the technology transfer and license agreement attached as Exhibit 3, (the "Technology Transfer and License Agreement") a paid-up, nonexclusive, royalty free license to use in the operation of the Refinery, proprietary information of Seller and its affiliates, whether patented or unpatented ("Seller's Knowhow"), and

               Seller's rights under any technology or knowhow licenses listed on Schedule C. Seller's Knowhow and the rights under the licenses listed on Schedule C are collectively referred to as the "Know-How";

          I. The Seller's computer and accounting systems located at the Refinery used exclusively for the Refinery, and rights to license from Seller pursuant to Section 1.H. certain of Seller's computer and accounting systems which are not exclusively used for the Refinery;

          J. All other assets and other rights, excluding the Excluded Assets, owned or leased by, or licensed to or used by Seller and located at the Refinery or used in the operation of the Refinery as it is currently operated in the ordinary course of business;

          K. Subject to Section 2.E. below, all operating records, data and other materials (in any form or medium) relating exclusively to or necessary for the operation of the Refinery, including, without limitation, all books, records, cost and pricing information, accounting records, supplier lists and records; training materials and equipment, training records and archives; and technical publications and related data; and

          L. PC has an unrecorded interest in certain parts of the Refinery pursuant to that certain Asset Transfer and Use Agreement with BPO dated effective as of January 1, 1998. Subject to the terms and conditions of this Agreement, BPC hereby (without the need for any further action on the part of Seller or Buyer) conveys to Buyer, effective at Closing, with limited warranty covenants, all of BPC's right, title and interest in the Purchased Assets, excluding the Excluded Assets.

          2. EXCLUDED ASSETS. Seller shall retain and not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase from Seller the following assets, each of which is specifically excluded from the Refinery being sold hereunder (the "Excluded Assets"):

          A. Cash and marketable securities, whether located at the Refinery, on deposit, or in transit;

          B. Accounts and notes receivable as of 12:01 a.m. Eastern time on the Closing Date including, but not limited to, payments for all finished and unfinished products which have left the Refinery and are enroute to any customer (including members of the BP Group), prior to the Closing Date, provided that all accounts receivable with respect to any Inventories included or to be included in the Final Inventories Value shall constitute Purchased Assets and shall not be Excluded Assets;

          C. Assets owned by Central Staff Services of Seller, its parents, subsidiaries or affiliates (the "BP Group") not located at the Refinery; the term "Central Staff Services" meaning the legal, government affairs, cash management, treasury, tax, insurance, health and safety and staff development and pension services, payroll, employee benefits funds and plans, recruiting provided to the Refinery by the BP Group including employee and other records necessary to administer salaried payrolls and benefits and welfare plans retained by Seller and to file tax returns, and the support services described on Schedule D;

          D. Tax refunds arising out of Taxes relating to the Purchased Assets accruing to or for any period, or portion thereof, ending on or prior to the Closing Date;

          E. All forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to or necessary for the operation of the Refinery) prepared by or used by the BP Group to the extent not relating exclusively to the Refinery or its operations, and copies of and subscriptions to third-party reports (such as the Pace Report);

          F. All proprietary BP Group computer systems and software, subject to the provisions of Section 1.H.;

          G. Remediation equipment used primarily for investigation, cleanup or treatment of contamination in the soil or groundwater at the Refinery as listed on Schedule L;

          H. Defenses and claims that Seller could assert against third parties other than claims which Seller could assert on account of matters or acts as to which Buyer has agreed to assume liability or as to matters to the extent Buyer is entitled to be Indemnified by Seller pursuant to this Agreement;

          I. Any assets, property improvements, equipment or goods located at the Refinery which are not owned by Seller, such as leased office equipment copiers, telephones, and other items of a type normally leased the contracts and commitments for which are included in the Contracts referenced in Sections 1.F. and 1.J.;

          J.   The items listed on Appendix B to Exhibit 3;

          K. All service marks, trademarks, tradenames, trade dress or other indicia of origin of Seller and variants thereof including but not limited to the following: the letters BP, a shield device, and the phrase BP Oil;

          L. Communications and computer equipment located at the real property referred to in Section 1.C. used exclusively in the business of BP Pipelines;

          M. The Vine Street Terminal includes a garage, 3 technicians/mechanics, and 9 truck drivers which serve other BP Group terminal activities in the region. These individuals, the garage and any vehicles at the Vine Street garage will be excluded from this transaction. Between the date hereof and the Closing, Buyer and Seller will negotiate in good faith to agree on the most efficient way of causing the exclusion of this operation to take place with minimal mutual impact; and

          N.   The LPF Spares.

          3.   DEPOSIT AND PURCHASE PRICE.

          A. Deposit. On the date hereof, the Buyer shall pay to the Seller in immediately available funds, by wire transfer to Seller's account number 2092551 at National City Bank, Cleveland (ABA or Transit Routing Number 041000124) a non-refundable deposit against the Purchase Price in an amount equal to ten percent (10%) of the amount specified in Section 3.B(i) (the "Deposit"). The Deposit shall be non-refundable in that it shall not be returned to the Buyer under any circumstances except if this Agreement is terminated and a Deposit Return Event (as defined below) has occurred in which event the Seller shall promptly (and in no event later than two business days after such termination) transfer to Buyer, in immediately available funds by wire transfer to an account designated by the Buyer, a cash amount equal to the Deposit. Seller acknowledges and agrees that in the event of any breach of a representation, warranty, covenant or agreement by Buyer prior to the Closing, Seller's sole and exclusive remedy shall be to terminate this Agreement to the extent permitted by Section 19.A.(ii) and retain the Deposit as liquidated damages. As used herein the term "Deposit Return Event" means the occurrence of any of the following:

               (i) Between the date hereof and the Closing there shall have occurred any damage, destruction, or other casualty losses with respect to the Purchased Assets that, individually or in the aggregate, could reasonably be expected to either (1) as determined pursuant to Schedule X, result in a Current Gross Margin (as defined in Schedule X) less than the Base Gross Margin (as defined in Schedule X) or (2) have an estimated cost to repair or replace of more than Seventeen Million Five Hundred Thousand Dollars $17.5 million;

               (ii) Prior to the date hereof, there shall have occurred any damage,
                    destruction, or other casualty losses with respect to the Refinery, any disposition or demolition of any assets used at the Refinery or state of repair of the Purchased Assets (excluding normal wear and tear and conditions normally occurring between turnarounds and expected to be corrected in the 1999 turnaround) that, individually or in the aggregate, could reasonably be expected to either (1) as determined pursuant to Schedule X, result in a Current Gross Margin (as defined in Schedule X) less than the Base Gross Margin (as defined in Schedule X) or (2) have an estimated cost to repair or replace of more than Seventeen Million Five Hundred Thousand Dollars $17.5 million;

          B. Purchase Price. In consideration for the Purchased Assets, Buyer shall pay to Seller or its affiliates on the Closing Date in immediately available funds, by wire transfer to Seller's account number 2092551 at National City Bank, Cleveland, Ohio (ABA or Transit Routing Number 041000124) an amount equal to: (i) One Hundred Seventy Five Million Dollars ($175,000,000.00), and (ii) an amount equal to the Estimated Inventory Value, as defined in
               Section 4 below, subject to adjustment for the Final Inventories Value as specified in Schedule E, (iii) less an amount equal to the Deposit; and (iv) assume and agree to pay and perform the liabilities and obligations of Seller specified in Section 5 below relating to the Purchased Assets.

          C. Purchase Price Allocation. Buyer and Seller shall agree on an allocation of the Purchase Price (including any adjustments thereto) among the parties pursuant to the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder. Buyer and Seller shall not take any position on their respective Tax Returns that is inconsistent with the allocation of the Purchase Price. Buyer and Seller shall duly prepare and timely file such reports and information returns as may be required under Section 1060 of the Code and the regulations promulgated thereunder, and report the allocation of the Purchase Price among the Assets as so agreed. Any adjustments to Purchase Price shall be allocated in the same manner.

          4. HYDROCARBON INVENTORY VALUE. "Estimated Inventories Value" shall mean an amount equal to Seller's good faith estimate of the value of the Hydrocarbon Inventories at the Refinery and in the Tanks (Hydrocarbon Inventories in transit to the Refinery will be valued and paid in accordance with Schedule E.) using prices for crude oil, products and intermediate products in effect on the eighth day prior to Closing to be provided to Buyer by Seller by fax on a date not later than five (5) business days prior to the Closing Date. The "Final Inventories Value" shall be the sum of final inventory value for Hydrocarbon Inventories determined in accordance with Schedules E.1 and E.2. If the Final

Inventories Value is greater than the Estimated Inventories Value within five
(5) business days of the final determination of the value of the Hydrocarbon Inventories in accordance with Schedule E, Buyer will pay Seller a sum of money equal to such difference. If the Final Inventories Value is less than the Estimated Inventories Value, Seller will pay Buyer a sum of money equal to such amount within five (5) business days of the final determination of the value of the Hydrocarbon Inventories in accordance with Schedule E., in either case on a dollar for dollar basis in immediately available funds, plus interest from the Closing Date until the payment is made at a rate seven percent (7%) per annum from the Closing Date until a date which is thirty (30) days after final determination of the value of the Hydrocarbon Inventories, and which thereafter increases, on a cumulative basis, by an additional one percent (1%) per annum per month, or part thereof, until the date the payment is made.

          5.   ASSUMPTION OF LIABILITIES.
               -------------------------

          A. On the Closing Date Buyer will, without the need for any further action on the part of Buyer or Seller, be deemed to assume and agree to pay and perform, and Indemnify, defend and hold Seller harmless against all of the liabilities and obligations of Seller arising out of or relating to the below listed liabilities (the "Assumed Liabilities"):

               (i) all liabilities or obligations to customers, suppliers and other third parties, arising from the ownership of the Purchased Assets or the operation of the Refinery after the Closing Date other than the Excluded Liabilities, as well as the terms and conditions to be observed, performed or fulfilled on or after the Closing Date (other than those required by their terms to be performed prior to the Closing Date) for all of the Contracts including the Major Contracts listed on Schedule B.; and

               (ii) liabilities for compliance with the Permits transferred to Buyer pursuant to the Agreement, including the Environmental Permits transferred to Buyer pursuant to the Agreement, after the Closing Date, except for liabilities arising out of or related to Seller's non-compliance with the Permits prior to the Closing Date.

          B. The liabilities of the Seller transferred to Buyer shall exclude any liabilities or other obligations other than the Assumed Liabilities (the "Excluded Liabilities"). The Excluded Liabilities include:

               (i) any obligation or liabilities of Seller or its affiliates for Taxes (including deficiencies, interest and penalties relating thereto) accruing to or for any period ending on or prior to the Closing Date except to the extent provided otherwise in Section 17;

               (ii) any obligation or liability for any expenses (including without limitation, income/franchise and other Taxes and attorneys' fees and accountants' fees other than as provided in Section 17.B.) incurred in connection with the transactions contemplated by this Agreement;

               (iii) any brokerage or finder's fees payable by BP Group in connection with the transactions contemplated hereby;

               (iv) any obligation or liability if any arising out of death, personal injury or property damage from events and/or occurrences caused by or relating to the pre-Closing Date operations of the Purchased Assets;

               (v) liability for pre-closing real property taxes and charges as prorated in accordance with Section 17.B.;

               (vi) liabilities and obligations with respect to workers' compensation claims by or on behalf of active or former employees of the Purchased Assets for traumatic or occupational injuries (including exposure claims) occurring prior to the Closing Date. In the event that the date of injury cannot be readily determined, the controlling date of the event shall be determined by the date of occurrence established or adjudicated by the Ohio Industrial Commission;

               (vii) liability for the lawsuit entitled Venture Coke Company v. BP Oil Company, filed in the U.S. District Court, Southern District of New York, Case 98 Civ. 1526;

               (viii) any liability or obligation in respect of indebtedness for borrowed money of the Seller or its affiliates;

               (ix) any liability or obligation with respect to which Buyer is Indemnified pursuant to Section 8 or 16.B.(iv) through 16.B.(viii);

               (x) any liability or obligation with respect to any accounts payable or except as provided in Section 12.B., employee costs and expenses (including, without limitation, accrued payroll expenses and payroll taxes and employee bonus and benefits costs) relating to the Purchased Assets or its operations as of or prior to the Closing Date, in each case determined in accordance with generally accepted accounting principles as in effect in the United States at the Closing Date. Anything to the foregoing notwithstanding (A) all accounts payable with respect to any Inventories included or to be included in the Final Inventories

                    Value shall be an Excluded Liability and (B) except as provided in Section 12.B., any bonus or employee benefit cost payable after the Closing with respect to a service period beginning prior to the Closing shall be included as an Excluded Liability based on a pro rata allocation of such cost determined by reference to the number of days in such service period prior to the Closing Date and the number of days in such service period on or after the Closing Date; and

               (xi) any other liability or obligation not set forth in clauses
                    (i) through (xi) arising from or in connection with, the ownership of the Purchased Assets or the conduct of the Refinery's operation prior to the Closing Date, provided that for each calendar year after the Closing such liabilities and obligations shall constitute Excluded Liabilities only to the extent that the aggregate Losses suffered by the Buyer Indemnified Parties in respect of such liabilities and obligations is in excess of Fifty Thousand Dollars ($50,000) in such calendar year (with the remainder of 1998 being regarded as one calendar year).

          6.   CLOSING.

          A. Subject to the parties' satisfaction with the conditions precedent set forth in Sections 13 and 14, the Closing under this Agreement (the "Closing") shall take place at 10 A.M. local time at the offices of Seller at 200 Public Square, Cleveland, Ohio, on a business day which is not later than the later of (x) five
               (5) business days after the expiration of the waiting period, or any extension thereof (without challenge), provided for in the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "H-S-R Act"), if a filing is required, or (y) any later date on or prior to August 7, 1998 that Buyer may elect or as the parties may otherwise agree. The date of the Closing is referred to herein as the "Closing Date."

          A.   Seller shall deliver to Buyer on the Closing Date the following:

               (i) duly executed limited warranty deeds for the real property portion in the forms and in accordance with the substance attached as Exhibits 1, 1.A. and 2;

               (ii) a duly executed general bill of sale for the personal property at the Refinery, in the form and in accordance with the substance attached as Exhibit 4;

               (iii) a certified copy of the resolution(s) adopted by the Board of Directors of Seller authorizing the transactions contemplated by this Agreement and authorizing specified individuals to act on behalf of the Seller in connection therewith;

               (iv) a current certificate of BPO's, BPC's and Standard's good standing in Ohio and evidence of BP Pipelines' qualification to do business in the Ohio;

               (v)   a FIRPTA affidavit in the customary form; and

               (vi) statements of title in the forms and in accordance with the substance attached as Exhibit 4.A.

          B. Buyer shall deliver to Seller on the Closing Date the following:

               (i)   the cash specified in Section 3. hereof;

               (ii) a certified copy of the resolution(s) adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement and authorizing specified individuals to act on behalf of the Buyer herewith; and

               (iii) a current certificate of Buyer's good standing in the state of its incorporation.

          C. The Buyer and Seller shall each deliver duly executed counterparts by the appropriate parties of

               (i) the Technology Transfer and License Agreement in the form and in accordance with the substance set forth as Exhibit 3;

               (ii) duly executed Assignment of Pipeline Agreements in the form and in accordance with the substance attached as Exhibit 2.A.;

               (iii) duly executed Assignments of Leases/Licenses for the unrecorded leases and licenses, in the forms and in accordance with the substance attached as Exhibits 5, 6 and 7; and

               (iv) Intermediates and Unfinished Products Supply Agreements; in the forms and in accordance with the substance set forth in
                     Exhibit 8;

          D. All of the transactions identified in this Section 6. shall occur simultaneously, and none shall be deemed completed until all are completed. All transfers of assets and liabilities shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Closing Date.

          7. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Buyer as of the date of this Agreement and the Closing Date and, as to the schedules as prepared and amended in accordance with Section 11.C., as of the Closing Date, as listed below. Whenever "Seller's knowledge" or "to the best of Seller's knowledge" is referred to in this Agreement, it shall mean the knowledge of David J. Atton, Joseph M. Cesarik, Mark E. Frena, Robert D. Paisley, Donovan J. Kuenzli, Ralph A. DeLeonardis, Jane E. Zislin, Judy E. Gilbert, Douglas F. Parish, Pat A. Langan, Paul G. Logsdon, Charles L. Gasperetti and Bruce C. Gelsinger.

          A. Organization and Good Standing. Standard and BPO are corporations duly organized, validly existing and in good standing under the laws of the State of Ohio. BP Pipelines is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

          B. Authority. Seller has the corporate power and authority to own and operate the Purchased Assets and to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and executed by Seller and this Agreement and transactions contemplated hereby constitute valid and binding agreements of Seller enforceable against Seller in accordance with their terms except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy law.

          C. Consents. Except as set forth on Schedule F, no consent, approval of or by, or filing with or notice to (collectively "Consent"), any other individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof (a "Person") is required with respect to Seller in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby, other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent or to make such filing are not, individually or in the aggregate, material to the Refinery; (ii) a possible filing made under the H-S-R Act; and (iii) consents of third parties to assignments of Contracts to Buyer.

          D. No Breach. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby and the compliance by Seller with any of the provisions hereof does not and will not (i) violate or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon the Purchased Assets under any of the terms, conditions or provisions of the Articles of Incorporation or Code of Regulations or By Laws of Seller or under any material agreement, instrument or obligation to which Seller is a party, or by which the Purchased Assets are otherwise bound, or (ii) violate any order, injunction, judgment, decree or award, federal, state, local or foreign law, ordinance, statute, rule or regulation, or
               (iii) trigger any rights of first refusal, or any buy/sell or similar rights.

          E.   Real Property.

               (i) Title to the Refinery Property (including the Vine Street Terminal) and the Buckeye Road Property is owned in fee by the Seller and when transferred to the Buyer shall be good and marketable title free and clear of all liens, encumbrances, and encroachments other than (a) such easements, restrictions, reservations, covenants, conditions, liens, encumbrances, and other matters of record that do not materially adversely affect the present use or occupancy of such real property, (b) the unrecorded leases and licenses described in the Assignments of Leases/Licenses attached as Exhibits 6 and 7, (c) all matters (including, but not limited to, road, highway, pipeline, railroad and utility easements and encumbrances and encroachments) which would be disclosed by a survey and inspection such as do not materially adversely affect the present use or occupancy of such real property; (d) building and zoning ordinances, laws, regulations and restrictions by municipal or other governmental authorities; and (e) all real estate taxes and assessments not yet due and payable. Seller has no knowledge of the violation of any easement, restriction, covenant, or condition relating to the Purchased Assets that would have a material adverse effect on the present use or occupancy of such real property. Except for the partial tax lots described in Exhibit B of the deeds for the same, the Refinery Property and the Buckeye Road Property are each assessed separately (as one or more tax lots) for purposes of real estate taxes. Title to the portion of the real estate formerly known as the Wagner Farm shall be subject to an Agreement for Right of First Refusal to Purchase or Lease in accordance with the form and substance attached as Exhibit "D" to the limited warranty deed attached as Exhibit 1.

               (ii) The Purchased Assets include all of the real property and appurtenant rights, including, but not limited to, rights of access, of Seller and their affiliates used in or necessary for the present ownership and operation of the Refinery, the Tanks, the pipelines described in Section 1.C., and the Vine Street Terminal, as currently conducted. Except for matters which, individually or in the aggregate, would not have a material adverse effect on the present ownership or operation of the same, the Refinery, the Tanks, the pipelines described in Section 1.C. and the Vine Street Terminal are all located within the boundary lines of the real property to be transferred to Buyer hereunder, and there are no encroachments onto the Refinery Property or the Buckeye Road Property of any improvements on any adjoining property.

               (iii) Exhibit 5 sets forth a complete list of all real property which is leased or licensed by the Seller and used in connection with the present ownership and operation of the Refinery and describes each of the leases and licenses (including any amendments thereto) pursuant to which Seller leases or licenses such real property ("Real Property Leases"). To the best knowledge of Seller, such Real Property Leases are free of all liens, and such Real Property Leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant.

               (iv) To the best knowledge of Seller, all water, sewer, gas, steam, electric, telephone, access and drainage facilities and all other utilities required by law and by the normal operation of the Refinery Property are installed to the boundaries of the Refinery Property, are connected to the Refinery Property where appropriate with valid permits, and are adequate to service the Refinery Property for the present operation of the Refinery and to permit full compliance with all applicable law.

               (v) To the best knowledge of Seller, Seller has legal and practical access to the public roads, pipelines and railroad tracks needed for the ownership and operation of the Refinery as presently operated and Seller has not received and to the best of Seller's knowledge there do not exist any adverse claims to such access that would have a material adverse effect on the present ownership and operation of the Refinery.

          F. Brokers. All negotiations relating to this Agreement, and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the BP Group in such manner as to give rise to any valid claim against Buyer for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby.

          G. Machinery and Equipment; Purchased Assets. All major items of machinery and equipment included in the Purchased Assets are listed on Schedule A. Schedule G contains a list of the major trucks and vehicles included in the Purchased Assets. Other than for items leased from third parties (in which case Seller has a valid and enforceable leasehold interest in, subject to the provisions of Section 11.F) Seller has, and as of the Closing Buyer will have, valid title to the items listed on Schedules A and G, and all other Purchased Assets constituting personal property free and clear of all liens and encumbrances. The Purchased Assets constitute all of the assets and other rights of Seller and their affiliates used in or necessary for the operation of the Refinery as currently conducted other than the Excluded Assets.

          H. Compliance With Laws. To the best of Seller's knowledge, except as provided in Schedule F and except with respect to Environmental Laws (which are dealt with in Section 8. and Schedule I), the Purchased Assets are in compliance with all material laws, governmental regulations, order and decrees.

          I. Permits. The Seller possesses all permits, licenses and governmental approvals, including the Environmental Permits required by Seller in connection with the operation of the Purchased Assets except for such permits, licenses and other governmental approvals the failure to possess would not, individually or in the aggregate, have a material adverse effect on the present ownership, operation, use, or occupancy of the Purchased Assets or the Assumed Liabilities.

          J. Agreements. Schedule B lists or refers to all of the material Contracts affecting the Purchased Assets. Schedule B includes, but is not limited to Contracts (i) calling for payment by or to Seller arising out of the Purchased Assets over $100,000, per annum (ii) providing continuing obligations from or to any member of BP Group (whether or not material), (iii) containing covenants limiting the freedom of the Seller to compete in any line of business or with any Person in any geographical area, (iv) calling for the proposed acquisition of any operating business,
               (v) relating to the proposed purchase or sale of any asset other than in the ordinary course of business, (vi) involving any commodity, currency or interest rate option, hedge or other future or derivatives arrangement, or (vii) involving crude oil or other inventory purchase agreements that extend beyond the Closing Date (collectively "Major Contracts"). Neither the Seller nor, to the best of Seller's knowledge, any party thereto, is in default under, or in breach of any material term or provision of any of the Major Contracts except as noted on Schedule B. Not later than two business days prior to the end of the due diligence period referred to in Section 13.E. Seller will deliver to Buyer true and correct copies of all Major Contracts.

          K. Proprietary Rights, Other Intellectual Property. Schedule C contains a list of all patents and pending applications therefor, technology licenses and other agreements setting forth the items owned by Seller and the items licensed from third parties.
               Seller has the valid right to use the patents, patent applications, copyrights, copyright registrations, applications for the registration of copyrights, technical information, industrial know-how, technology and trade secrets, in each case owned or licensed by Seller or its affiliates in connection with the ownership or operation of the Refinery and all licenses or other agreements relating thereto ("Proprietary Rights") to the extent necessary in the current operations of the Refinery or the other Purchased Assets. To the best of Seller's knowledge, the current operations of the Refinery and the other Purchased Assets and the use of the Proprietary Rights do not infringe any valid issued patent, or other right of any third party. No claim by any third party contesting the validity, enforceability, use or ownership of the Proprietary Rights is currently outstanding or, to the best of Seller's knowledge, is threatened. Except as disclosed on such Schedule, any such Proprietary Rights may be assigned or sublicensed (with respect to those Proprietary Rights to be sublicensed to Buyer pursuant to the Technology Transfer and License Agreement) to Buyer without the consent of any third party.

          L.   Actions and Proceedings.

               (i) Except as set forth on Schedule H, there is no action, suit, arbitration proceeding or claim pending, or, to Seller's knowledge, threatened against Seller or any of its affiliates, involving or affecting the Purchased Assets for which Buyer will be responsible or which will adversely affect the Buyer whether seeking relief or redress under Environmental Laws or seeking any injunctive relief, except for such injunctive relief that if granted would be insignificant to any of the Purchased Assets, nor is there any basis known to Seller for any such action, suit, proceeding or claim; and, except as disclosed on Schedule H or Schedule I there are no decrees, injunctions, liens, orders or judgments of or with any court or governmental department or agency outstanding against Seller relating to or affecting the Purchased Assets; and

               (ii) To Seller's knowledge, except as set forth on Schedule H or
                    Schedule I, no action, suit, arbitration proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

               (iii) To the best knowledge of Seller, there is no pending or threatened condemnation or other governmental taking of any of the real property included in the Purchased Assets.

          M. Employee Relations. The only collective bargaining agreements or agreements with any labor organization covering employees of the Refinery are listed on Schedule J. and no other such agreements except as listed on Schedule J. are presently being negotiated. Except as set forth in Schedule J, since January 1, 1996, there has not occurred or to Seller's knowledge been threatened, any strikes, slowdowns, picketing, or work stoppages with respect to employees employed at the Refinery. Except as set forth on Schedule J, Seller has not agreed to renew, or by failure to give notice allowed to renew, any collective bargaining agreement which would otherwise expire.

          N.   Absence of Certain Changes.

               (i) Except as set forth on Schedule K or as provided for or permitted by this Agreement, since January 1, 1996, the Refinery and the other Purchased Assets have operated only in the ordinary course of business; and

               (ii) Except as set forth in such Schedule K or any other schedule to this Agreement, since January 1, 1996, other than in the ordinary course of business Seller has not sold, conveyed, leased or otherwise transferred any of its right, title or interest in any asset significant to the Refinery.

          O.   Taxes.

               (i) Definitions. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes, excise taxes, customs, duties, utility, property, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment, including all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement; and

               (ii) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. None of the Purchased Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of

                     1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

          P.   Operating and Financial Information.

               (i) The data attached hereto as Schedule P. reflects (i) the volumes of crude oil and other hydrocarbon inputs processed at the Refinery (exclusive of the assets described in Section 1.C.) during the period January 1, 1991 to April 30, 1998 and refined into the volumes of product as indicated; and (ii) the Refinery Costs during the period as indicated above.

               (ii) "Refinery Costs" means the costs incurred by the Refinery (exclusive of the assets described in Section 1.C.) exclusive of the costs incurred by Seller outside of the Refinery (exclusive of the assets described in Section 1.C.) as more fully explained in the document dated April 1996 entitled "Confidential Information Memorandum, Lima Oil Refinery."

               (iii) Seller warrants that the data on Schedule P. is materially true and complete.

          8.   ENVIRONMENTAL.

          A.   Definitions. Terms used in this Section 8. shall have the
                            meanings defined below.

               (i) "Compliance Action" means any activity reasonably necessary to cause any storage tank systems, any pollution control equipment, structure, device, plan or process, or any other equipment, structure, device, plan or process subject to regulation pursuant to Environmental Laws, located at the Refinery or the other Purchased Assets to be in compliance with applicable Environmental Laws in effect at the Closing Date. Compliance Action may include relaxation or postponement of requirements;

               (ii) "Corrective Action" means all activities, whether undertaken pursuant to judicial or administrative order or otherwise, reasonably necessary to comply with applicable Environmental Laws, to investigate, monitor and, if required, clean up, remove, treat, cover, protect from human or environmental exposure or in any other way adjust Hazardous Substances in the environment at the Refinery or the other Purchased Assets. There can be more than one Corrective Action at the Refinery or the other Purchased Assets. Corrective Action shall exclude any changes or additions to the equipment or improvements on the Refinery or the other Purchased Assets, other than those changes or additions made in connection with a Corrective Action;

               (iii) "Environmental Laws" means federal, state and local laws, principles of common law, regulations and codes, as well as memoranda of agreement, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to or regulating pollution or protection of the environment (including, without limitation, indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or animal or plant species). For avoidance of doubt, Environmental Laws includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA");

               (iv) "Environmental Permit" means any approval, registration, authorization, certificate, certificate of occupancy, consent, exemption, license, order or permit or other similar authorization of or filing with any governmental authority required by applicable Environmental Laws in effect on or prior to the Closing Date for the ownership or operation of the Refinery or the other Purchased Assets;

               (v) "Hazardous Substance" means any toxic substance or waste, pollutant, hazardous substance or waste, contaminant, special waste, industrial substance or waste, petroleum (including crude oil or any fraction thereof) or petroleum-derived substance or waste, or any toxic or hazardous constituent of any such substance or waste, including without limitation any such substance regulated under or defined by Environmental Laws; and

               (vi) "Waste Unit" means any one or more of the approximately 69 Solid Waste Management Units identified in the Refinery's Corrective Action Plan existing as of the Closing Date, or one of the 6 hazardous waste units subject to closure pursuant to the Resource Conservation and Recovery Act, or the Ohio equivalent.

          B.   Representations By BP.

               (i) Compliance with Law - Environmental Permits. Except for matters set forth in Schedule I, to the best of Seller's knowledge, as of the Closing Date based upon reasonable inquiry:

                    (a) all Environmental Permits necessary for the operation of the Refinery and the other Purchased Assets and the Refinery's associated equipment as operated by Seller on a recent historical basis have been obtained and are in effect and, where applicable, applications for renewal thereof have been timely filed, except where the failure to obtain such Environmental Permits or licenses or have them in effect or to file for such renewals would, individually or in the aggregate, not have a material adverse effect on the Refinery as the Refinery has been operated on a recent historical basis;

                    (b) all environmental control equipment required to operate the Refinery and the other Purchased Assets, as operated by Seller on a recent historical basis, in compliance with Environmental Laws is installed at the Refinery and the other Purchased Assets and such equipment is operating in a manner sufficient to achieve and maintain such compliance under normal conditions, except where the failure to be in such compliance would not have a material adverse effect on the Refinery as it has been operated on a recent historical basis;

                    (c) Seller is in compliance with the benzene NESHAP regulation and with Environmental Laws applicable to asbestos containing material at the Refinery and the other Purchased Assets; and

                    (d) there are no existing or known violations of Environmental Laws which, individually or in the aggregate, would have a material adverse effect on the Refinery as the Refinery has been operated on a recent historical basis.

          C.   Environmental Provisions.
               ------------------------

               (i) Division of Responsibility. As set forth in more detail below, Seller shall retain sole responsibility for Corrective Action associated with the approximately 75 Waste Units. As set forth in more detail below, Buyer shall, notwithstanding any provision of Section 8(F) or Section 16 hereof to the contrary, be solely responsible to conduct Corrective Action attributable to Hazardous Substances in or on process equipment, storage tanks, sewers and containment devices or other equipment and improvements at the Refinery or other Purchased Assets at the Closing Date to the extent that the presence of said Hazardous Substances is in compliance with Environmental Laws and the result of normal operations of the Refinery and the other Purchased Assets as the Refinery and other Purchased Assets have been operated on a recent historical basis ("Contained Hazardous Substances"), or demonstrably attributable to operation of the Refinery or other Purchased Assets after the Closing Date. Buyer agrees to be responsible for any Corrective Action attributable to Contained Hazardous Substances present as of the Closing Date, and any contamination caused by Contained Hazardous Substances or related Corrective Action after the Closing Date. Seller remains solely liable for any penalties relating to the ownership or operation of the Refinery or any other Purchased Assets prior to the Closing Date. Seller shall be solely liable for any and all claims, no matter when asserted, for its shipment of, or arranging the shipment of, Hazardous Substances from the Refinery prior to the Closing Date for offsite treatment, storage, processing, recycling, reuse or disposal at any facility. Buyer is responsible for Compliance Actions, and is solely liable for maintaining compliance with requirements applicable to operation of the Refinery and the other Purchased Assets after the Closing Date, except to the extent that Indemnity is provided for breach of a representation.;

               (ii) Allocation.

                    (a) Presumption. Except as otherwise provided in this Agreement, or specifically agreed in writing, the presence or absence as of Closing of Hazardous Substances in the soil or ground water at the Refinery or other Purchased Assets, or that have migrated or may migrate from the Refinery or other Purchased Assets as a consequence of activities on or related to the Refinery, shall be presumed to be attributable to operation of the Refinery or other Purchased Assets prior to the Closing Date, except as and to the extent that such presence of Hazardous Substances can be shown to be attributable to operation of the Refinery or other Purchased Assets after the Closing Date. Seller shall make available existing data and information generated on or after January 1, 1994, or otherwise relevant to the current environmental status of the Refinery or other Purchased Assets; and

                    (b) Deepwell - Buyer acknowledges that underground injection of material, including hazardous wastes resulting from the local production of acrylonitrile, hydrogen cyanide and other chemicals, ("Deepwell Injection") is conducted by BPC, on property adjacent to the Refinery, and that material and conditions associated with Deepwell Injection may be encountered at depths of over 2,000 feet below the surface under part or all of the Refinery, and that such conditions will exist for the foreseeable future. Buyer hereby expressly releases the BP Group, Seller and BPC, and their successors and assigns from any claims or liability that Buyer might be able to allege in connection with the Deepwell Injection operation, or subsurface migration of materials therefrom, including, without limitation, any claims for diminution in use, enjoyment or value of the Purchased Assets. Notwithstanding any contrary provision herein, Seller agrees to Indemnify Buyer Indemnified Parties against any Losses arising out of or relating to any claims or liability alleged against Buyer Indemnified Parties by any third party (including but not limited to any governmental authority) in connection with or arising out of the Deepwell Injection operation, or subsurface migration of materials therefrom

                    (c)  Conduct of Corrective Action.

                    (d) Seller's Obligations For Waste Units. To the extent that Corrective Action for Hazardous Substances attributable to Waste Units as of the Closing Date is required pursuant to any present or future Environmental Law, as in effect and as applied, recognizing the industrial status of the Refinery, at the time of said Corrective Action, Seller shall, as provided herein, undertake at its expense and (unless otherwise agreed between the parties) under its control to conduct such Corrective Action as may be required, on such schedule as may be authorized by applicable governmental authority or Environmental Law, and shall be entitled to the benefit of any applicable reimbursement funds. Any Corrective Action undertaken by Seller may be pursuant to applicable provisions of the Ohio Voluntary Action Program, ORC Sections 3746.01, et seq., and regulations promulgated thereunder. Institutional controls not unreasonably impairing the use of the Refinery and the other Purchased Assets, including deed restrictions, may with Buyer's consent (not to be unreasonably withheld) be incorporated into the Corrective Action, to the extent reasonably necessary to obtain a no further action letter or other regulatory approval. In addition, Seller shall be solely liable for any and all claims no matter when asserted for its shipment of, or arranging for the shipment of, Hazardous

                         Substances in connection with Seller's conduct of Corrective Action for offsite treatment, storage, processing, recycling, reuse or disposal at any facility;

                    (e) Buyer's Obligations. To the extent Buyer undertakes at its expense (subject to any applicable Indemnity from Seller, as provided below) and under its control to conduct Corrective Action at the Refinery or other Purchased Assets (including without limitation Corrective Action with respect to Hazardous Substances at or emanating from the Refinery or other Purchased Assets not attributable to Waste Units as of the Closing Date), Buyer shall be entitled to the benefit of any applicable reimbursement funds. In the event of releases of Hazardous Substances on or after the Closing Date in locations or amounts not readily distinguished from Hazardous Substances known or presumed to be the result of operation of the Refinery or other Purchased Assets prior to the Closing Date, Buyer shall be responsible for the incremental costs of Corrective Action attributable to such releases. Buyer shall provide to Seller information about releases subsequent to the Closing Date sufficient to estimate the incremental costs due to such releases. Buyer and Seller shall work together in good faith to estimate such costs. In the event the parties are unable to reach agreement, the matter may be referred for Dispute Resolution pursuant to Section 16.D.(ii) hereof. Where the projected incremental costs associated with the subsequent release exceed the projected remaining costs for Corrective Action for which Seller is responsible, Buyer shall assume control of the Corrective Action, and Seller shall be responsible only for the increment of costs over the costs attributable to the subsequent release. Seller may either reimburse Buyer for its share of such costs, or may, if the parties so agree, pay a lump sum equal to the present value of projected costs sufficient to complete all corrective actions attributable to Waste Unit conditions as of the Closing Date, and have no further responsibility with respect to such conditions. In the event Buyer assumes control of a Corrective Action pursuation equipment owned by Seller and both located and used at the site of the contamination assumed by Buyer may, at Buyer's option, be conveyed to Buyer in exchange for an agreed price;

                    (f) Cleanup Incentive. Costs expended by or on behalf of Seller for Corrective Action activities required by
                         Section 8. (other than costs to the extent attributable to the Waste Units) shall be aggregated. Such costs shall include any costs resulting from Seller's Indemnification under Section 16.B., to the extent such Indemnification is the result of Corrective Action matters within the scope of Section 8. (other than costs to the extent attributable to Waste Units). Seller shall provide Buyer an annual statement showing expenditures of such costs. Buyer shall have the right to review such non-privileged documents as may be necessary to audit such costs. As of the date twelve years after the Closing Date, the aggregate amount of such costs shall be subtracted from Twenty Million Dollars ($20,000,000). Seller shall pay to Buyer within 45 days after the expiration of said twelve year period and amount equal to one-half of the amount, if any, by which Twenty Million Dollars ($20,000,000) exceeds the aggregate of such costs. Nothing in this section 8.C.(iii.)(c.) shall be construed to limit Seller's responsibility for Compliance Actions or Corrective Actions under this Agreement.

          D. Buyer's Notice of Intent. Buyer shall provide Seller with 90 day's advance notice, of Buyer's intent, prior to January 1, 2019, to sell the Refinery or to cease or substantially curtail operations at the Refinery, or on 30 days' notice to change the scope, method or nature of operations at the Refinery, including, without limitation, the construction of new or modified structures at the Refinery, or undertaking excavations or geological investigations in connection with such construction, where such would reasonably be expected to lead directly or indirectly, including the consequence of the exercise of governmental agency discretion, to a significant increase in the cost of Corrective Action for which Seller is responsible, or to an acceleration of the timing of Corrective Action, or both. Buyer agrees to impose a similar obligation on purchasers of the Refinery. The parties agree that they will negotiate in good faith during the advance notice period to attempt to find alternatives agreeable to both parties, including without limitation re-purchase or throughput arrangements, which may efficiently or cost-effectively postpone or avoid the incurrence of additional remediation costs to the extent practicable. Buyer's investigation of the Refinery intended to identify contamination by Hazardous substances shall be limited to that
               (i) required under Environmental Law or other applicable legal requirements, or (ii) which a reasonable experienced refinery operator would undertake considering the totality of the circumstance, but disregarding the existence of any indemnity. It is the intent of Buyer and Seller that consistent with Environmental Laws the costs of the Corrective Actions be avoided or minimized. Buyer shall provide reasonable assistance and cooperation to Seller in efforts to avoid or minimize such costs.;

          E.   Access.

               (i) Buyer and, if applicable, its designated representative (herein "Owner") will permit access to and entry upon the Refinery and other Purchased Assets to Seller and Seller's designated representatives (herein "Licensee") as necessary to conduct and complete Corrective Actions required pursuant to this Agreement. In the event of a subsequent sale, lease or other transfer of the Refinery and other Purchased Assets, Buyer shall require that Buyer's transferee agree to the access provisions of this Section 8. Such access shall, where necessary, include access to utility connections, easements for installation of treatment facilities and associated pipelines and utilities and connections and use of wastewater treatment facilities. Seller will pay Buyer a reasonable fee pursuant to Utilities and Services Agreements for such utility and treatment facility use and such access will be done in a manner so as not to unreasonably interfere with Buyer's business. Buyer will cooperate in good faith with Seller to ensure adequate and cost effective performance of Corrective Action, including, where appropriate, reasonable institutional controls including deed restrictions, in light of the property's use as an industrial facility, and not unreasonably impairing its value or use for those purposes. Buyer and Seller agree to negotiate in good faith an appropriate Right of Entry Agreement and Utilities and Services Agreement which would provide for any necessary terms and conditions, beyond those identified herein, under which such access and services will be provided;

               (ii) Except in the event of an emergency, Licensee shall provide
                    Owner with at least five (5) business days notice prior to beginning any drilling, construction, and equipment installation, as well as other activity that may disrupt normal business operations on the Refinery or other Purchased Assets . Licensee's activities shall not cause undue disruption to Owner's business activities;

              (iii) Owner shall use its reasonable efforts not to unreasonably interfere with the Licensee while Licensee exercises its rights of ingress and egress to perform the Corrective Action. Licensee shall perform the Corrective Action in a manner which minimizes disruption to Owner's business activities and to the Refinery;

               (iv) Promptly upon completion of a Corrective Action, and except as the Corrective Action may require a change in the appearance or condition of a portion of the Property, Licensee shall restore the Refinery or other property to substantially the condition which existed immediately prior to the commencement of the Corrective Action;

               (v) Seller shall provide to Owner copies of final reports, drawings, maps, appropriate project, operating and maintenance files, correspondence with any governmental authority, and sampling data related to, or which result from, any actions on the Refinery or other Purchased Assets. Owner shall provide to Licensee copies of any correspondence with or between Owner and any applicable governmental authority which involves or relates to any matters described in this Agreement or which could reasonably impact Licensee's actions at the Refinery or other Purchased Assets. Upon Licensee's reasonable request, Owner shall provide Licensee with such non-privileged final reports, drawings, maps and appropriate project, operating and maintenance records as may be useful for Licensee to examine to determine whether operation of the Refinery or other Purchased Assets has changed after the Closing Date, and whether contamination is or may be the result of operations at the Refinery or other Purchased Assets on or after the Closing Date. Owner shall permit Licensee to examine and copy such financial records as may be useful in determining the reasonableness of expenditures for which Indemnity or reimbursement is claimed;

               (vi) Prior to and during a Corrective Action, Licensee shall take all steps which are reasonably necessary to prevent injury to persons or damage to property resulting from or in any way connected with the Corrective Action;

              (vii) Seller shall Indemnify the Owner against any Losses incurred by Owner, and any liens and encumbrances that may be filed or attach against the Refinery or any other Purchased Assets, in connection with actions that Licensee performs on the Refinery or any other Purchased Assets. No contractor, subcontractor, materialman, agent, officer, director or employee of the Licensee shall have any right to a lien against the Refinery or any other Purchased Assets or any part thereof for any work, labor or materials furnished to Licensee for the actions performed on the

                    Refinery or any other Purchased Assets, unless otherwise mandated by applicable law;

             (viii) Buyer will pay any and all costs, claims, rents or charges which Seller may incur if reasonable access to the Refinery or any other Purchased Assets is not granted in accordance with this Agreement;

               (ix) Owner agrees to be responsible and reimburse Licensee for any damage or loss that Owner, its employees, agents, lessees, occupants of the Refinery or any other Purchased Assets, contractors, successors or assigns cause, whether sole, joint or concurrent, to any test or monitoring well, remediation equipment and/or associated piping, or any other property or equipment installed or otherwise used by Licensee; and

               (x) All equipment installed or used in the course of Corrective Action shall remain the property of Licensee, and may be removed upon completion of the Corrective Action.

          F. Specific Matters. For avoidance of doubt, responsibility for the following matters is allocated as described below:

               (i) Groundwater Treatment - Except as otherwise agreed, Seller shall continue to own, as necessary, and operate the groundwater recovery and treatment facilities, listed on Schedule L, at the Refinery. Buyer shall, at Seller's cost and request, but subject to there being available capacity, treat any recovered groundwater from Corrective Action operations in the Refinery's wastewater treatment plant. The cost charged by Buyer to Seller for such treatment will equal Buyer's incremental cost of providing such treatment;

               (ii) Construction - Where Buyer's plans for construction activity will or may cause disturbance of soil, the parties will consult to find the lowest total incremental cost method or location of construction.

          9. DISCLAIMER. Except as otherwise expressly set forth in this Agreement and the instruments, documents and agreements referred to herein or executed in connection with the transaction contemplated hereby:

               (i) Seller makes no representations or warranties of any kind or nature with respect to itself, the Refinery, any portion thereof or ANY OTHER ASSET TRANSFERRED TO BUYER PURSUANT TO THE TERMS OF THIS AGREEMENT and

                    Seller hereby disclaims any implied warranties including without limitation any implied warranties of merchantability or fitness for a particular purpose;

               (ii) the Refinery AND ANY OTHER ASSETS TRANSFERRED TO BUYER
                    PURSUANT TO THE TERMS OF THIS AGREEMENT, are being transferred "AS IS" and "WITH ALL FAULTS;" and

              (iii) Seller makes no warranty with respect to the condition of any of the Refinery, the merchantability of the Refinery or the fitness of any assets for any purpose and hereby disclaims any and all warranties and representations of any kind or nature.

          10. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants to Seller as of the date hereof and, as of the Closing Date, as follows:

          A. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          B. Authority of Buyer. Buyer has full corporate power to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and executed by Buyer and this Agreement constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy law.

          C. No Violations. Except as provided in Schedule W the execution and delivery of this Agreement and the consummation of the transactions provided for hereby and the compliance by Buyer with any of the provisions hereof does not and will not: (i) violate any of the provisions of the Certificate of Incorporation or By-Laws of Buyer; (ii) result in the breach of, or constitute a default under, any material agreement or other instrument to which Buyer is a party or by which Buyer or any of its properties is bound; (iii) violate any order, injunction, judgment, federal, state, local or foreign law, ordinance, statute, rule or regulation, decree or award; or (iv) constitute an event which, with notice, lapse of time or both would result in any such violation, breach or default.

          D. Litigation. To Buyer's knowledge, except as set forth on Schedule H or Schedule I, no action, suit, arbitration, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

          E. Brokers. All negotiations relating to this Agreement, and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Buyer in such manner as to give rise to any valid claim against Seller for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby.

          11. PARTIES' OBLIGATIONS PENDING THE CLOSING DATE. The parties agree that from the date of this Agreement until the Closing Date:

          A. Access and Information. Subject to the provisions of the letter agreement with respect to confidentiality dated June 11, 1998 and the BUTANEDIOL Process Disclosure Agreement effective June 18, 1998 between Buyer and Seller (collectively the "Confidentiality Agreement") Seller will grant Buyer and its financing sources and their respective counsel, advisors and other representatives reasonable access (considering the Buyer's need to perform adequate due diligence in connection with this Agreement, to obtain financing for such and to have an orderly transition of the operation at Closing without disruption to the operations consistent with the Seller's need to maintain control of its business and avoid disruptions to the operations and all subject to a to be agreed protocol) during normal business hours throughout the period prior to the Closing Date to the Refinery and all of the Purchased Assets, books and records and other information relating to the operations of the Refinery and the other Purchased Assets and shall cause to be furnished to Buyer and its representatives all data and information concerning the Refinery and the other Purchased Assets (the "Data") concerning operations of the Refinery and the other Purchased Assets which may reasonably be requested by Buyer and shall make available such personnel of the Seller as may reasonably be requested for the furnishing of such Data;

          B. Conduct of Business. Except as provided on Schedule K, Seller will operate the Refinery in the ordinary course consistent with past practice and Schedule E including making supply decisions and sales decisions use reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; use reasonable efforts to maintain the Purchased Assets in good operating condition, normal wear and tear expected (and recognizing that for the past two years Seller has been planning to cease operating the Refinery); maintain its inventory of supplies, parts and other materials and inventories and keep its books of account, records and files, in each case in the ordinary course of business consistent with past practice; refrain without Buyer's consent which shall not be unreasonably withheld from (A) amending, modifying, waiving any rights under or terminating (or allowing to terminate) any of the Contracts except in the ordinary course of business, (B) entering into any Contract that would be required to be listed on Schedule B if entered into prior to the date of this Agreement, (C) disposing of, encumbering, selling or otherwise transferring any of the assets or other rights of the Refinery except sales of inventory in the ordinary course of business, (D) commencing any new capital projects or making any additional commitments for capital expenditures relating to the Refinery in excess of $100,000 in the aggregate, or (E) grant or agree to grant any wage or salary increases or any bonus or other similar compensation to any employees of the Refinery except for any approved prior to the date hereof, or enter into any contract of employment, collective bargaining agreement or other labor contract with respect to any such employees. Except for those Contracts disclosed on Schedule B as of the date hereof, at Buyer's option, at Closing, Seller wiy of its affiliates and the Refinery not listed on Schedule B;

          C. Schedules. Seller will advise Buyer in writing of additions or changes to the schedules to this Agreement required to reflect events since the date of this Agreement or facts discovered by Seller after the date hereof, so as to cause the representations in Sections 7, 8.B. and 12.A. to be true and correct, as amended on the Closing Date, which written notice from Seller shall set forth in reasonable detail the relevant event and all relevant facts relating thereto to enable Buyer to evaluate the possible consequences thereof. If in the reasonable judgment of Buyer, the said additions or changes individually or in the aggregate could reasonably be expected to result in a material adverse change to the Purchased Assets, Assumed Liabilities or the financial prospects of the Refinery taken as a whole, the parties will negotiate in good faith to determine a reasonable adjustment to the Purchase Price to fully reflect the Losses of Buyer resulting from such matters. If the parties fail to agree on an adjustment, the Buyer may terminate this Agreement before Closing, and no party shall have any liability to the others for such termination except as provided in Section 3.A.;

          D. Title Policies. Buyer may procure, and will pay the cost of the premium for commitments from title insurance companies to provide owner's title insurance policies of the portions of the Purchased Assets constituting realty, subject to exceptions for charges, assessments and taxes not yet due and payable, exceptions for items which would be revealed by a survey and other standard exceptions, and exceptions for items which would not significantly interfere with the existing operations of the Refinery and providing that Buyer's ability or inability to obtain title insurance on the Refinery for any reason shall not be a pre-condition of the Closing;

          E. H-S-R. If legally required, the parties will take all reasonable and expeditious steps to file the application and ensure expiration of the waiting period under the H-S-R Act without challenge; and

          F. Assignments. With respect to any Contract or Permit which is intended to be assigned to Buyer hereunder and which requires consent for the assignment thereof to Buyer, Seller shall take such actions as are necessary, and Buyer shall cooperate with Seller, to effect assignment thereof to Buyer at Closing at no additional cost to Buyer or Seller and without any amendment or modification thereof without the written consent of Buyer, which consent will not be unreasonably withheld or delayed. In the event that the Seller is unable to obtain the requisite approval for assignment of any such Contract or Permit, or in the event such Permit is required to be amended or supplemented and is not so amended or supplemented as of the Closing Date, to Buyer, at the request of Buyer, (except in the case of Permits where such action would be unlawful), Seller shall (i) retain any such Contract or Permit and shall enter into an arrangement with Buyer to provide Buyer with the benefits of such Contract or Permit, provided Buyer shall perform Seller's obligations thereunder arising after the Closing Date with respect to the matter in question until such Contract or Permit is assigned to Buyer or expires at the earliest opportunity in accordance with its terms, is properly amended or supplemented, and (ii) shall take all action required to assign to Buyer, amend or supplement any such Contract or Permit as soon as practicable after Closing.

          G. Casualty Repair. Seller agrees that if any assets of the Refinery or other Purchased Assets are destroyed or damaged, in whole or in part, by fire or other casualty or are subject to a condemnation or eminent domain order or proceeding prior to or on the Closing Date, Seller shall repair or replace such assets with reasonable promptness prior to the Closing Date, or at Seller's option, Seller may assign to Buyer all proceeds of any insurance net of expenses covering such assets and shall thereafter be relieved of any obligation to repair or replace such assets. If the insurance proceeds net of expenses are not sufficient to repair the damaged assets, Seller will pay to Buyer an amount equal to the replacement value of such asset less the insurance proceeds transferred to Buyer. Notwithstanding anything to the contrary herein, Seller shall not be obligated to expend an amount in excess of Fifty Million Dollars ($50,000,000).

          H. Other Actions. Buyer and Seller shall otherwise use their respective commercially reasonable efforts to cause the satisfaction of all conditions precedent in Sections 13 and 14 and the Closing to occur as soon as reasonably practicable after the date hereof.

          12.  EMPLOYEES and BENEFITS.

          A.   Representations and Warranties as to Employee Benefit Plans.

               (i) Schedule M attached hereto contains a list of all of the following employee benefit plans covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as specified maintained or contributed to by the Seller on behalf of employees of the Refinery including 2 hourly employees at Buckeye Road and 3 Vine Street Terminal employees referred to in Section 2.M. (the "Employees" pl. or "Employee"(s)) (collectively, the "Benefit Plans") or on behalf of former United States employees including retirees of the Refinery:

                      (a) nonqualified deferred compensation or retirement plans subject to the ERISA;

                      (b) qualified defined contribution or defined benefit plans which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the "Pension Plans"); and

                      (c) employee welfare benefit plans (as defined in Section 3(1) of ERISA).

               (ii) The Seller Group makes no contributions on behalf of any Employee to any multiemployer plans (as defined in Section 4001(a)(3) of ERISA) or has any withdrawal liabilities with respect to any such multiemployer plans;

               (iii) Seller Group has or will have made all employer contributions required and due to be paid as of the Closing Date with respect to any Pension Plan. The Pension Plans have been funded in compliance with the applicable minimum funding standards of ERISA, and Seller Group has not sought a waiver of the minimum funding standards under
                      Section 412 of the Code;

               (iv) The Pension Plans and their related trusts have been maintained in compliance with the Code and the regulations thereunder. Each of the Pension Plans and their related trusts has been the subject of a favorable determination letter under Sections 401(a) and 501(a) of the Code and no such determination letter has been revoked, nor has revocation been threatened. Each such Pension Plan has been administered and operated in accordance with its terms and in such a manner as to preserve its tax-qualified status. No such Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year;

               (v) All material reporting or disclosure requirements to federal, state and local governments and governmental agencies and to all Benefit Plan participants and beneficiaries have been satisfied with respect to the Benefit Plans, and the Benefit Plans and any related trust have been maintained in substantial compliance with ERISA and any other applicable laws and regulations;

               (vi) Seller and certain members of the controlled group of corporations (within the meaning of Section 414(b) and (c) of the Code) of which Seller form a part, presently maintain one or more qualified defined benefit pension plans which are not multiemployer plans but which are subject to the provisions of Title IV of ERISA. With respect to each such plan:

                      (a) No asset of the Seller's is subject to a lien by reason of the provisions of Section 412(n) of the Code;

                      (b) To the best of Seller's knowledge, there exists no ground upon which the Pension Benefit Guaranty Corporation ("PBGC") would demand termination of such plan or appointment of itself or its nominee as trustee thereunder; and

                      (c) As of the Closing Date, no liability to the PBGC has been incurred with respect to those Pension Plans which are defined benefit plans other than premiums due and not yet payable.

               (vii) Except as disclosed in Schedule M, there are no pending or, to the Seller's knowledge, threatened claims by or on behalf of any of the Benefit Plans (as defined in Section 12.A.(i) above), by any employee or beneficiary covered under such Benefit Plans (other than routine claims, including appeals, for benefits) which could result in liability against the Refinery.

          B.   Employee and Benefit Matters.

               (i) On or prior to the Closing Date, Buyer shall offer employment to all active Employees (including any employee on leave under the Family Medical Leave Act or similar legislation ("FMLA"), after the Closing Date, if such former employee is ordered reinstated pursuant to an award, or order of, an arbitrator (but, at Seller's option, excluding up to three non-represented Employees (the "Excluded Employees")) with base pay equal to base pay with Seller immediately prior to the Closing Date and total compensation and benefits comparable in the aggregate for all Employees taken as a whole to total compensation and benefits (based solely on the plans and programs identified on Schedule M) provided by Seller on the date hereof (such Employees who accept offers of employment being the "Transferred Employees"); provided, however, that Buyer shall have no obligation to maintain any specific plan, program or arrangement of Seller. Nothing herein shall (i) require Buyer to offer employment to any person on long or short term disability, layoff or leave of absence (other than FMLA), or (ii) restrict or limit Buyer's ability to terminate the employment of any Transferred Employee for any reason at any time; provided, however, Buyer shall offer employment to any Employees on short or long term disability who is able to return to work within one year of the Closing Date, and if any such Employee accepts such offer and returns to work, Buyer and Seller shall treat such Employees as Transferred Employees hereunder. Buyer further agrees that it will provide severance and related benefits to any non-represented Employees who are later terminated by Buyer, other than for cause, from employment with the Refinery or Buyer within twelve months after the Closing Date under a plan which contains the same benefit levels as the BP Oil Company Lima Refinery 1996 Separation Program (summary attached as Schedule N.) provided, however, that Seller shall reimburse Buyer for one-half of Bpaid or provided to or for the benefit of any such non-represented Employees or their dependents separated from employment with the Buyer within twelve months of the Closing Date. Seller agrees that it shall work in good faith with Buyer to assist Buyer to employ and retain the Employees it has offered employment to and Seller shall not discourage such Employees from accepting Buyer's offer of employment. The Excluded Employees will be made available to Buyer by Seller for a specified period following the Closing Date through individual contractual arrangements to be finalized on or before the Closing Date;

               (ii) Each Transferred Employee shall be eligible to enroll in Buyer's new or existing medical and dental plans or HMOs which coverage shall be effective on a date which is the first day of the month coincident with, or next following the Closing Date.

                      Buyer shall reimburse Seller for Seller's employer contribution made on behalf of each Employee who accepted Buyer's offer for any coverage by Seller between the Closing Date and the effective date of Buyer's coverage. Seller's medical and dental plans shall be liable for covered expenses of the Employees (and covered dependents) for medical and dental services provided through the last day of the month in which the Closing occurs. Any exclusions and benefit conditions for pre-existing conditions under the terms of the Buyer's medical and dental plans (and HMOs, if any) shall not apply if comparable exclusions and limitations did not apply to Employees, dependents or conditions immediately prior to the effective date of Buyer's coverage under the Seller's medical and dental plans or any applicable HMO (the "BPA Medical Plans"). Further, annual maximum out-of-pocket co-payments and deductibles under the Buyer's medical and dental plans shall be calculated inclusive of payments made by Employees during 1998, while participating in the BPA Medical Plans;

               (iii) Buyer will assume all liability for unused vacation accrued for use in 1998 under Seller's applicable vacation policies;

               (iv) With respect to the BP America Retirement Accumulation Plan (the "RAP") and (subject to the provisions of Section 12.D.) the BP America Master Hourly Plan for Represented Employees ("MHP"), plan sponsorship shall be retained by Seller Group and the active participation of the Transferred Employees shall cease as of the Closing Date. Seller shall fully vest such Transferred Employees in their benefits accrued as of the Closing Date under the RAP and MHP, as applicable. If requested by Buyer within 90 days of the Closing Date, effective as of the Closing Date the accrued benefit liabilities and related assets pertaining to the represented Transferred Employees under the MHP shall be transferred in a manner complying with Code Sections 411(d)(6) and 414(l) to a separate qualified plan to be maintained by Buyer (the "Mirror Plan"). The calculation of the value of the assets to be transferred shall be made by Seller's actuary in accordance with the actuarial assumptions in the attached Schedule O and reviewed by Buyer's actuary and shall equal the sum of (1) and (2) where (1) equals the accumulated benefit obligation (the "ABO") and (2) equals one-half of the excess of the projected benefit obligation over the ABO, determined as of the Closing Date of the represented Transferred Employees participating in the MHP as of the Closing Date (the "Represented Employees") decreased for benefit payments made after the Closing Date and before the transfer date on behalf of the Represented Employees (the "Transfer Amount"). The Transfer Amount shall accrue interest from the Closing Date to the transfer date at a rate equal to the one-year Treasury bill rate as of the Closing Date. The Transfer Amount shall be transferred hereunder in the form of cash or cash equivalents. The Mirror Plan and its related trust shall be reasonably satisfactory to Sellers and its counsel with respect to compliance with law and qualification status only and Buyers shad, to maintain the Mirror Plan and its related trust as qualified and tax-exempt under Sections 401(a) and 501(a) of the Code and further shall provide Sellers with such reasonable assurances as Seller shall request of such tax-qualified status prior to the transfer of assets and liabilities. Sellers shall provide Buyer with such reasonable assurances as Buyer shall request of the tax qualified status of the MHP immediately prior to the transfer of assets and liabilities. If required, Buyers and Sellers shall each file IRS Form 5310-A. with respect to the transfer at least thirty days prior thereto. Buyers and Seller shall use their best efforts to effect the transfer within a reasonable period after all requirements of this
                      Section 12.B.(ii) have been met. The Mirror Plan shall vest the Employees in their accrued benefit as of the Closing Date;

               (v) With respect to the BP America Capital Accumulation Plan and (subject to the provisions of Section 12.D.), the BP America Savings and Investment Plan (the "DC Plans"), plan sponsorship shall be retained by the Seller Group and the liabilities and related assets pertaining to the account balances of the Transferred Employees under such plans shall be transferred within a reasonable time (i.e., approximately 120 days) after the Closing Date (the "Transfer Date") in a manner complying with Code Sections 411 (d) (6) and 414 (l) to separate qualified plans to be maintained by Buyer (the "Mirror Savings Plans"). Seller shall cause the DC Plans to transfer to the Mirror Savings Plans, in cash, the liquidation value of the aggregate account balances of the Transferred Employees (including employer contributions accrued based on pay and service through the Closing Date and all earnings accrued as of the Transfer Date but excluding any distributions or withdrawals to the Transfer Date) received in order to transfer on the Transfer Date. The Mirror Plans and their related trusts must be reasonably satisfactory to Seller and its counsel prior to the transfer of assets and liabilities and Buyer shall take all actions required to establish and to maintain the Mirror Savings Plans and their related trusts as qualified and tax-exempt under Sections 401(a) and 501(a) of the Code and further shall provide Seller with such reasonable assurance as

                      Seller shall request of such tax-qualified status prior to the transfer of assets and liabilities. Seller shall provide to Buyer such reasonable assurances as Buyer shall request regarding the tax qualified status of the DC Plans. If required, Buyer and Seller shall each file Form 5310-A with respect to the transfer at least thirty days prior thereto. The Mirror Savings Plans shall vest the Employees in their account balances as of the Transfer Date;

               (vi) From and after the Closing Date, the Employees shall be given credit for their service recognized by Seller prior to the Closing Date for purposes of eligibility and vesting under all applicable plans and programs of Buyer and, after the asset transfers described in Sections 12.B.(iv) (if any) and (v) above, benefit accruals under the Mirror Plan and benefit service under the Mirror Savings Plans; and

               (vii) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be responsible for any of Seller's obligations for post-retirement medical and/or life insurance coverage to retirees former or current employees under the Benefit Plans. Nor shall Buyer be responsible for any of Seller's obligations under any of non qualified, excess or supplemental pension benefit plans or any other liabilities related to the Benefits Plans which Buyer has not explicitly assumed herein.

          C. Resignees. Approximately 35 Employees whose names will be provided by Seller to Buyer had indicated an intention to Seller to cease employment at the Refinery following Seller's previous announcement of a planned Refinery closure (the "Resignees"). Buyer may retain any or all such Resignees in its employment provided, however, Buyer must offer each such Resignee the option to terminate employment on or before December 31, 1999, in which case Buyer shall make payments to and provide benefits for the Resignees on account of such resignation in accordance with Schedule N, and Seller shall reimburse Buyer for its costs and expenses in providing such benefits (excluding administrative costs). The Resignees will be required to give ninety days notice of their intention to accept such option to terminate employment. Any Resignee who is employed or works as a contract worker after December 31, 1999 will not be entitled to any payment funded by Seller under this provision. The Buyer agrees that if it employs or re-employs any Resignee either as an employee or as a contract worker for a period of one year following the Resignee's termination date with either the Seller or the Buyer, then Buyer will reimburse the Seller for an amount equal to any benefits provided and amounts paid by Seller for such Resignee under the applicable separation program.

          D.   Employment Protocol. Except as otherwise provided in this Section
               12. Buyer and Seller shall not, without consent of the other, employ or offer employment to any employees of the other in Ohio for a period ending one year following Closing. During this period the Buyer and Seller will develop a mutually satisfactory protocol concerning recruitment and retention of personnel and recognizing BPC's need to offer employment to Refinery employees in order to fill up to 15 positions at its planned BDO Plant within forty-five days of Closing and, subject to the foregoing, Buyer's need to have appropriate employees to run the operations of the Refinery.

          E. Successorship. The Buyer shall recognize the Oil, Chemical and Atomic Workers International Union and its Local 7-624 as the exclusive representative of the Represented Employees in the Plant Unit and the Clerical Unit and shall adopt the Collective Bargaining Agreements and all existing Memoranda of Agreements currently in existence between the Seller and the Union. Such Collective Bargaining Agreements shall remain in full force and effect for their duration, except for mutually agreed to changes, and continued employment with the Buyer shall not require any form of a severance payment from the Seller. If requested by the Union, the Buyer shall negotiate with the Union in good faith regarding benefits.

          F. WARN Act. The Seller shall not effect a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retaining Notification Act ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of the Refinery, with respect to the Refinery business, without notifying the Buyer in advance and obtaining the advance approval of the Buyer, and complying with all provisions of WARN. Notwithstanding anything to the contrary herein, Seller makes no warranty under this paragraph with respect to consummation of the transactions contemplated hereby.

          13. BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to Close under this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (except to the extent that Buyer shall have hereafter agreed in writing to waive one or more of such conditions):

          A. Compliance with Agreement. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to the Closing Date;

          B. Representations and Warranties. The representations and warranties of Seller contained in this Agreement, as amended by Seller in accordance with Section 11.C. shall be, taken as a whole, true and correct in all material respects on and as of the Closing Date;

          C. Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise in effect prohibiting the Closing of the transaction. There shall not be pending or threatened any litigation or proceeding instituted by any federal, state or foreign governmental agency to restrain or prohibit, otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement, or the ownership or conduct of the Refinery by Buyer after the Closing Date; and

          D. Governmental Consents. The applicable waiting period under the H-S-R Act and any extension thereof shall have expired, without a challenge to the transaction.

          E. Additional Due Diligence. Buyer shall be satisfied with the results of its additional due diligence of the Purchased Assets and Assumed Liabilities to be conducted between Monday, July 6, 1998 and Friday, July 10, 1998.

          F. Casualty Loss. There shall not be any destruction or damage (as specified in Section 11.G.) that has not been repaired, replaced or for which Seller has not offered to pay the replacement value, less insurance proceeds, if any.

          14. SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to Close under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions (exception to the extent that Seller shall have hereafter agreed in writing to waive one or more of such conditions):

          A. Litigation Affecting Closing. There shall be not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the transaction. There shall not be pending or threatened any litigation or proceeding instituted by any federal, state or foreign governmental agency to restrain, prohibit, otherwise interfere with or obtain substantial monetary damages in connection to the consummation of the transactions contemplated by this Agreement, or the ownership or conduct of the Refinery by Buyer after the Closing Date;

          B. Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing Date;

          C. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be, taken as a whole, true and correct in all material respects on and as of the Closing Date; and

          D. Governmental Consents. The applicable waiting period under the H-S-R Act and any extension thereof shall have expired, without a challenge to the transaction.

          E. Casualty Loss. There shall not be any destruction or damage (as specified in Section 11.G.) that has not been repaired, replaced or for which Seller shall be obligated to expend an amount in excess of Fifty Million Dollars ($50,000,000), less insurance proceeds, if any.

          15.  FURTHER ASSURANCES/BDO PLANT/PROPYLENE.

          A. General. Each party agrees to execute such further instruments or documents and to take or cause to be taken such further actions as the other party may from time to time reasonably request in order to confirm or carry out the transactions and obligations contemplated in this Agreement. No such instrument or document shall expand a party's liability beyond that contemplated in this Agreement.

          B. BDO Plant. Subject to the terms of this Section 15.B., BPC will have the right to construct a 1:4 Butanediol Plant (the "BDO Plant") at the Refinery. After the Closing, BPC and Buyer will negotiate in good faith the form of appropriate BDO Plant agreements in time to allow construction of a BDO Plant to start in November 1998.

          The BDO Plant agreements will include the following elements:

               (i) Land - BPC will receive approximately 15 acres of land at the Refinery for the project with independent access and with rail proximity. The specific location of such land will be determined by mutual agreement of BPC and Buyer and must be acceptable to both parties. This land will either be retained, net leased to BPC or deeded to BPC as BPC and Buyer shall mutually agree. The purchase price for the land will be $1 and BPC will receive such land on an "as is, where is" basis without any representation, warranties, covenants or Indemnities by Buyer and Seller shall Indemnify Buyer for all environmental liability relating to such land. BPC will be solely responsible for any Taxes arising out of the transfer of the land. In the event that BPC leases the land, BPC will be responsible for payment of any applicable real property taxes and all other costs, and expenses relating to the land and will Indemnify Buyer and the Buyer Indemnified Parties against all Losses arising out of or relating to Buyer's ownership of such land including environmental liabilities.

               (ii) Butane - BPC anticipates that the BDO Plant will require a supply of approximately 47 million gallons per year of high-purity n-butane for the BDO Plant. Within one (1) month of the Closing Date, Buyer will provide BP with a specific proposal acceptable to Buyer to permit BP to import and store the high-purity n-butane material on-site (subject to available storage capacity) in time for the BDO Plant to operate by December 31, 1999, on BPC's schedule. At Buyer's option, BPC and Buyer will negotiate for a supply of high-purity n-butane on terms acceptable to both parties.

               (iii) Key Utilities - The BDO Plant is a substantial steam generator (estimated - 1,300 million lb./yr. HP Steam) and BPC and the Buyer will negotiate with a view to achieving the efficient and economic energy integration with the Refinery on mutually acceptable terms. The BDO Plant may also be able to provide surplus hydrogen for Refinery use on mutually acceptable terms.

               (iv) Equipment Re-Use/Sharing - It had been intended to re-use various items of redundant Refinery equipment in the BDO Plant e.g. Butane storage. BPC is prepared to discuss arrangements including re-purchase, lease or operation arrangements for such items with the Buyer, it being understood that neither BPC nor Buyer is obligated to enter into any such arrangement.

               (v) Permits - BPC has an active permit application for the BDO Plant which relies on Refinery shutdown emission credits which shall no longer be available to BPC. BPC believes there are specific opportunities (eg. CO boiler and steam boilers) for reduction of Refinery emissions, either by closure or improvement, which may allow an expedited revised BDO Plant filing and which would not adversely affect the Refinery. The Buyer agrees to work actively with BPC to identify, within one (1) month of the Closing Date, whether there are any low cost emission reductions that do not adversely impact the Refinery and that can be funded and made on terms acceptable to BPC and Buyer. BPC would fund any agreed Refinery plant improvements to facilitate the implementation of these reductions in exchange for the associated emissions credits.

          C. Propylene. The Buyer and Seller agree to negotiate in good faith with one another and BPC to agree to long term propylene supply arrangements from BPO's Toledo refinery and from the Refinery to BPC's Lima facility, and to agree to arrangements for long term access by BPC to the propylene splitter, caverns, and rail and truck rack facilities at the Refinery. Buyer and Seller to make best endeavors to complete such negotiations on mutually acceptable terms by September 30, 1998.

          The propylene agreements will include the following:

               (i) Propylene - The refinery grade propylene (~425 MM contained pounds per year) fed to the splitter will be purchases by Buyer from BPO Toledo Refinery, produced by Buyer and purchased by BPC from other suppliers as necessary. Terms of such purchases to be agreed and acceptable to both parties.

               (ii) Facilities - The following system capabilities are expected to be made available to BPC at terms acceptable to both parties:

                      . splitter - the debottlenecked splitter capable of delivering a minimum of 425 MM contained pounds of propylene as chemical grade with an average purity of 95%, with the capacity to upgrade up to 300 MM pounds per year of refinery grade propylene at 70% purity via pipeline transfer from BP Toledo. Both parties acknowledge the existing terms and conditions described in the current propylene contract apply to the base historic volume. The terms and conditions for the purchase/sale of incremental propylene shall be subject to subsequent negotiations.

                      . caverns - the 304 and 305 storage caverns for refinery and chemical grade propylene, or alternatives of sufficient capacity to provide 7 days on site storage for propylene with a minimum of 3 days as chemical grade.

                      . rail and truck racks - sufficient capacity is required to load and unload both refinery and chemical grade propylene at a rate not to exceed 12,000 B/D as refinery grade and 8,000 B/D as chemical grade.

               (iii) The Buyer will own and operate the above described propylene facilities.

               (iv) The negotiation of these arrangements will commence as soon as is practical after the signing of this Agreement. It is recognized the splitter expansion must be completed prior to April 1, 1999.

          D.   Extraction of Benzene from Light Reformate.

               The Buyer and Seller agree to negotiate in good faith to agree to a Light Reformate Agreement that will detail long term arrangements for the Buyer to: 1) purchase Light Reformate from BP's Toledo refinery; 2) Extract benzene from such Light Reformate; and 3) sell Toluene and Raffinate to BP's Toledo refinery.

               The Light Reformate Agreement will include the following:

               . Agreement that the Buyer purchase up to 6000bpd of Light Reformate from BP's Toledo Refinery.

               . Agreement that the Buyer sell to BP's Toledo Refinery a volume of Raffinate and Toluene approximately equal to the volume of Light Reformate purchased from Toledo less the volume of Benzene extracted from said Light Reformate.

               . A mutual agreement by both parties to operate the system in a manner that allows for normal operating fluctuations at either parties site. Such agreements may reflect the need for either party to store and hold such intermediates, within their capabilities, to accommodate planned or unplanned operating interruptions at either site.

          Terms of such purchases and sales to be agreed and acceptable to both parties. Buyer and Seller to make best endeavors to complete such negotiations on mutually acceptable terms by September 30, 1998.

          The Terms and Conditions as described in the Intermediates and Unfinished Supply Agreements will remain in effect until such negotiations for longer term arrangements are complete. Buyer acknowledges Sellers requirement to have adequate lead time to complete alternative arrangements thus agrees to advance discussions in a timely manner.

          16.  INDEMNIFICATION.

          A. Buyer's Indemnification of Seller. Subject to the provisions of this Section 16., on and after the Closing Date Buyer shall indemnify, defend and save and hold harmless ("Indemnify"), the BP Group, its affiliates and their respective officers, directors, shareholders, partners, employees, and agents and each of the heirs, executors, successors and assigns of any of the foregoing (collectively for the purposes of Section 8. and Section 16., "Seller Indemnified Party"), from and against any and all claims, damages, losses, expenses, costs, deficiencies, penalties, liens, interest, fines, assessments, charges, obligations or liabilities of any kind, including reasonable attorneys' fees and court costs (collectively, the "Losses" and individually "Loss") to the extent arising from or attributable in any way to:

               (i) the ownership or operation of the Refinery or any other Purchased Assets after the Closing Date including without limitation those arising under Environmental Laws such as CERCLA or the release after Closing and subsequent migration of contamination by Contained Hazardous Substances or by Hazardous Substances not attributable to the Waste Units (in each case except to the extent Seller has Indemnified Buyer as provided below); and any cost or expense for which Buyer has assumed responsibility pursuant to Section 8, any federal or state workers compensation laws or any other foreign, federal, state or local laws or regulations, or any contract, warranty, tort, or other theory of law; provided, however, that Buyer shall not be obligated to Indemnify the Seller Indemnified Party with respect to any liability or obligation to the extent to which Buyer is entitled to be Indemnified by Seller pursuant to Section 16.B.;

               (ii) (x) any breach of or failure to perform any covenant, or agreement in this Agreement by Buyer, or (y) any breach of any representation or warranty in this Agreement by Buyer; or

              (iii) the Assumed Liabilities.

          B. Seller's Indemnification of Buyer. Subject to the provisions of this Section 16., on and after the Closing Date Seller shall Indemnify Buyer, its affiliates and their respective officers, directors, shareholders, partners, employees, and agents and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, for the purposes of Section 8. and Section 16., "Buyer Indemnified Party") from and against any and all Losses to the extent arising from or attributable in any way to:

               (i)  the Excluded Liabilities;

               (ii) (x) any breach of or failure to perform any covenant, or agreement in this Agreement by Buyer or (y) any breach of any representation or warranty in this Agreement by Seller;

              (iii) failure by Seller to comply with the provisions, if any, of state or local law requiring a seller to publish or notify with respect to bulk sales

               (iv) any Losses arising from or attributable in any way to the release or subsequent migration of contamination by Hazardous Substances attributable to the Waste Units;

               (v) any costs or expense for which Seller has assumed or retained responsibility pursuant to Section 8;

               (vi) any violation prior to the Closing Date of any Environmental
                    Law (including, without limitation, any violations identified by the 1997 U.S. Environmental Protection Agency Multimedia Audit of the Refinery),(vii) the presence or release of any Hazardous Substances (other than Contained Hazardous Substances), to the extent that the event or condition relating to any such Loss (a) is existing at or relating to the Refinery or any other Purchased Asset as of or prior to the Closing Date, whether or not caused by Seller or contributed to by Seller, (b) hereafter exists at or arises out of the Refinery or any other Purchased Asset to the extent caused or contributed to by a release prior to the Closing Date, or (c) relates to or stems from the actual or alleged offsite shipment of, or arrangement for the treatment, storage, disposal or shipment of, Hazardous Substances away from the Refinery prior to the Closing Date including, but not limited to any offsite treatment, storage, processing, recycling, reuse or disposal at any facility.

          C. Notwithstanding anything in Section 16.B.(iv) through (vi) to the contrary, (a) Losses incurred by Buyer regarding any Corrective Action voluntarily undertaken by Buyer shall be subject to Indemnification by Seller hereunder only to the extent such voluntary Corrective Action would have been undertaken by a reasonable person considering the totality of the circumstances, but disregarding the existence of an Indemnity, and (b) Losses incurred by Buyer regarding any Corrective Action performed by Buyer, whether undertaken voluntarily or not, shall be subject to indemnification by Seller hereunder only to the extent such Corrective Action is performed in a reasonably cost-effective manner considering the totality of the circumstances.

          D.   Exclusive Remedy.

               (i) Any claim or cause of action based on, relating to or arising out of any of the transactions contemplated under this Agreement must be brought by either party in accordance with the provisions and limitations of this Agreement, whether such claim arises out of any contract, tort or otherwise. In the event an Indemnifying Party contests the enforceability of this Section 16. (as opposed to contesting the merits of any claim), then the preceding sentence shall not limit the rights of the Indemnified Party. Except as otherwise provided in this Agreement, each party hereby releases, remises and forever discharges the other from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever in law or in equity, known or unknown, which such party might now or subsequently may have based on or relating to, or arising out of this Agreement, Seller's use, maintenance, ownership and operation of the Refinery, its business, assets and liabilities or the condition, quality, status or nature of the Refinery, its business, assets and liabilities, including, without limitation, rights to contribution under CERCLA, breaches of statutory or implied warranties or otherwise, nuisance or other tort actions, and common law rights of contribution. Anything in this Agreement to the contrary notwithstanding, Seller's sole and exclusive remedy for breach of this Agreement by Buyer prior to Closing shall be the termination of this Agreement to the extent permitted by Section 19. and the retention of the Deposit as provided for in Section 3.(A).

               (ii) Dispute Resolution. If a dispute arises between the parties pursuant to the provisions of Section 8 and that dispute cannot be resolved within a reasonable period of time, either party hereto may notify the other party that the dispute is to be submitted to arbitration, such arbitrations to be held in Chicago, Illinois. In the event that notice of submission of the dispute to arbitration is provided by either party, the parties jointly shall select an environmental consultant or engineer who has not rendered service to such party or any of its Affiliates during the previous three years and is reasonably qualified (including at least 7 years' experience in the field) to arbitrate such dispute (the "Independent Consultant"). Where the amount in dispute exceeds $1 million, each side shall select an Independent Consultant, and the two Independent Consultants shall jointly select a third. The three Independent Consultants shall hear and resolve the dispute. Notwithstanding any other provision of the Agreement, the parties shall each bear one-half of the cost of the Independent Consultant(s). If the parties cannot agree on an Independent Consultant, they shall apply to the American Arbitration Association for the appointment of an Independent Consultant qualified as described above. The Independent Consultant(s) shall establish an expedited procedure for hearing and resolving the dispute. Such procedure shall include provision that the Independent Consultant(s) shall be required to order each party to propose a resolution of the matter. Unless the parties hereto agree otherwise, the Independent Consultant(s) shall be required to render a decision resolving the dispute, with a written opinion stating the reasons therefor, no more than 60 days after the Independent Consultant is retained. The decision of the Independent Consultant shall be final and binding and a court of competent jurisdiction may enter judgment thereon. The dispute resolution procedures of Sve remedy of the parties hereto with respect to any disputes arising out of Section 8.;

          E. General Provisions. In the case of any claim brought under Sections 8 or 16., sometimes referred to as a claim for "Indemnification".

               (i) The party entitled to Indemnification (the "Indemnified Party") shall notify the party obligated to provide Indemnification (the "Indemnifying Party") with reasonable promptness of its discovery of any matter giving rise to such claim, provided that failure to so notify will not release the Indemnifying Party from liability except to the extent such party is materially adversely affected by such delay;

               (ii) With respect to any third-party claim or action, or need for
                    Corrective Action pursuant to Section 8., the Indemnifying Party shall, except as otherwise provided herein, be entitled to assume the defense thereof with counsel, the fees and expenses of which shall be paid by the Indemnifying Party, reasonably satisfactory to the Indemnified Party; and subsequent to such assumption of defense, the Indemnifying Party shall not be liable to the Indemnified Party for any fees or expenses of counsel subsequently incurred by the Indemnified Party in connection with the defense thereof, provided that an Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceeding or related proceedings, be liable for the reasonable fees and expenses of more than one such firm for all such Indemnified Parties. The Indemnifying Party will not settle or compromise any third party claim unless such settlement or compromise involves solely the payment of money by the Indemnifying Party and such settlement or compromise includes as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party from all liability with respect to the matters relating to such claim and does not involve any admission of culpability;

              (iii) The Indemnified Party and the Indemnifying Party will each provide the other full cooperation in the defense of any such action, and shall furnish any documents or endeavor to make available any witnesses under its control;

               (iv) Except with respect to third-party claims or actions, any recovery from the Indemnifying Party shall be limited to the actual direct Losses, and shall not include punitive damages, consequential damages, lost profits or rents, diminution in the value of real property or business interruption losses incurred by the Indemnified Party;

               (v) A Buyer Indemnified Party shall not be entitled to make a claim against Seller under paragraph A.(ii) of this
                    Section 16. unless and until (a) Buyer shall have provided Seller written notice of such default; and (b) Seller shall have failed to cure such default within thirty (30) days after Seller's receipt of Buyer's notice; and

               (vi) A Seller Indemnified Party shall not be entitled to make a claim against Buyer under paragraph B.(ii) of this Section
                    16. unless and until (a) Seller shall have provided Buyer written notice of default; and (b) Buyer shall have failed to cure such default within thirty (30) days after Buyer's receipt of Seller's notice.

          F. Attorney's Fees. In connection with any litigation arising out of this Agreement or to enforce any claim pursuant to Sections 8 or
               16. hereof, the prevailing party shall be entitled to recover from the nonprevailing party its reasonable attorney's fees and costs, on appeal or otherwise.

          G. Time Limitation. Any claim under Section 16.A.(ii)(y), or 16.B.(ii)(y), for Indemnity arising under or out of this Agreement or the transactions contemplated hereunder for breach of warranty shall be brought within one year after the Closing Date. Any claim under 16.B.(ii)(x) for Indemnity arising under or out of this Agreement or the transactions contemplated hereunder for breach of Section 11.B shall be brought within one year after the Closing Date, unless prior to such breach Seller had knowledge of the action to be taken resulting in the breach, in which event this limitation shall not apply. Any claim under
               Section 8. or Section 16.B.(v), (vi) or (vii) for Indemnity (in each case except to the extent relating to any Waste Unit) shall be brought within seventeen

               (17) years after the Closing Date. A claim shall be deemed to have been brought only upon delivery of a written notice to the other party (which notice may consist of a notice of breach pursuant to paragraph E.(v) of this Section 16.) at the notice address set forth in Section 20., stating with reasonable specificity the basis for the claim. Any claim required to be made within such one or seventeen year period not so timely made will be forever barred. This provision shall not be deemed to limit any claims or rights to Indemnification for third party claims or pursuant to Sections 16.A.(i), 16.A.(iii), 16.B.(i) or 16.B.(ii)(x), (other than as provided above with respect to Section 11.B), 16.B.(ii) or 16.B.(iv).

          H. Monetary Limitation. The Buyer shall have no claim under Section 16.B.(ii)(y) or (except in the circumstances described in the following sentence) under 16.B.(ii)(x) with respect to a breach of Section 11.B. against Seller for any Losses unless and until the aggregate of all such Losses incurred or sustained by the Buyer exceeds Three Million Five Hundred Thousand Dollars ($3,500,000.00) and then only for the excess over Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the "Threshold"). Claims under Section 16.B.(ii)(x) with respect to a breach of
               Section 11.B. shall not be subject to or be counted for purposes of the preceding sentence if Seller had knowledge of the action to be taken resulting in the breach, in which event the limitation in the preceding sentence shall not apply. After the Threshold has been reached, Seller shall have no obligation to Indemnify the Buyer Indemnified Parties under this Section 16 with respect to matters subject to the limitations contained in the first sentence of this Section 16.H for any Losses amounting to less than Fifty Thousand Dollars ($50,000.00) in the aggregate arising out of the same occurrence or matter. The monetary limitations in this Section 16.H. will not apply to any Losses arising pursuant to the provisions of Section 8. The provisions of this Section 16.H. and of 16.I. shall not apply to any breach of the last sentence of Section 7.G.

          I. Limitation of Liability. Seller's aggregate liability for Indemnification pursuant to Section 16.B.(ii)(y), or under
               Section 16.B.(ii)(x) with respect to a breach of Section 11.B. in circumstances where Seller did not have knowledge, prior to the breach, of action taken that resulted in the breach of Section 11.B, shall in no event exceed an amount equal to Twenty Five Million Dollars ($25,000,000.00). This provision shall not limit Seller's liability for Excluded Liabilities or for Losses pursuant to the provisions of Section 8.

          J. Purchase Price Adjustment. Any Indemnity payments made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

          17. TRANSFER TAXES/PRORATION.

          A. All real estate transfer taxes will be paid 50% by the Buyer and 50% by the Seller. All other similar taxes, including inventory transfer taxes, motor fuel taxes, sales and use taxes, and all other excise taxes imposed on or resulting from the transaction contemplated hereby, including conveyance, documentary, stamp and recording taxes or charges, (but in no event including Taxes computed on the basis of Seller's income which shall be borne by Seller) shall be borne 50% by Buyer and 50% by Seller. In the event that one party pays any taxes covered under this Section 17, the other party shall reimburse the paying party for 50% thereof immediately upon receipt of written notice of such payment. In the event the use by Buyer of any of the Refinery qualifies for exemption from otherwise applicable taxes covered under this Section 17, Buyer and Seller shall provide all appropriate exemption certifications in support of such exemption.

          B. All real and personal property taxes and assessments and water, utility, lease, sewage and similar charges of the Refinery will be prorated as of the Closing Date.

          18. RECORDS/LITIGATION ASSISTANCE.

          A. All the books and records at the Refinery other than tax, financial records, Excluded Assets and Excluded Information (as defined in Exhibit 3) (the "Records") will remain at the Refinery after the Closing Date. Seller and its accountants and agents shall have reasonable access to the Records related to the period up to and including the Closing Date and Buyer shall notify Seller at least thirty (30) days prior to the disposition of any portion thereof for ten (10) years from the Closing Date unless during that period Seller notifies Buyer of an audit by the federal, state, or local tax or revenue authorities to which any Records pertain, in which case access to such Records will be permitted until such time as Buyer is notified of the conclusion of the audit proceeding, and shall allow Seller to take the originals or copies thereof. While the Records are in Seller's possession, Buyer shall be allowed reasonable access thereto.

          B. After the Closing Date, each party will provide such assistance as the other parties may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for taxes, or any claim for refund in respect of such Taxes or in connection with any litigation and proceedings or liabilities related to the Refinery including making available employees for interviews, litigation preparation and testimony.

               The requesting party will reimburse the assisting party for the out-of-pocket costs incurred by the assisting party.

          19. TERMINATION RIGHTS.

          A. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

               (i)  By mutual consent of Buyer and Seller;

               (ii) By either party, if not then in breach of this Agreement, if the other party is in material breach of this Agreement so that the conditions set forth in Section 13 or 14 will not be capable of being satisfied if such breach continues and such breach remains uncured 30 days after written notice from the non-breaching party; or

              (iii) By Buyer if a Deposit Return Event occurs.

          B. If this Agreement is terminated by mutual consent or other than by reason of a party's default, then neither party shall have a claim for damages as a result of the termination. A party rightfully terminating this Agreement as a result of the other party's material breach shall retain any claim it may have for damages arising from such breach.

          20. INLAND SYSTEM. BP Pipelines owns shares in the Inland Corporation ("Inland"), an Ohio corporation which transports petroleum products in the State of Ohio for the owners of Inland. BP Pipelines currently operates all pipelines owned by Inland ("Inland System") and the Refinery is connected to six of BP Pipelines product pipelines to the Inland Mainfold which in turn, connect to the Inland System. Buyer acknowledges that the Inland System is a private pipeline system which provides transportation services only to its owners; is not a common carrier; and is not regulated by the Public Utilities Commission of Ohio ("PUCO") or the Federal Energy Regulatory Commission ("FERC"). Further, Buyer acknowledges that Buyer has no right to transport petroleum products on or through the Inland System. Buyer agrees to take no action or inspire or assist another party in any action which: challenges the private status of the Inland System; attempts to have the Inland System deemed to be a common carrier; or attempts to subject the Inland System to regulation by the PUCO or the FERC. BP Pipelines will permit Buyer's use, without charge, of any piping connection to the Inland System which is retained by Seller for delivery of petroleum products to any owner of Inland.

          21. Change of Ownership. In addition to the obligations imposed on Buyer pursuant to Section 8.D., Buyer will advise Seller should it decide to sell or exchange the Refinery or all or substantially all of the assets acquired hereunder to an unaffiliated entity or entities in order that Seller can discuss its potential involvement in such a sale or exchange.

          22. NOTICES.

          A. All notices, requests, demands and other communications required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally, or faxed, and, if faxed, confirmed by being mailed that same business day first class, postage prepaid, registered or certified mail, as follows:

          If to Buyer:

                    Clark Refining & Marketing, Inc.
                    8182 Maryland Avenue
                    St. Louis, Missouri 63105-3721
                    ATTN: Chief Financial Officer

          If to Seller:

                    BP Exploration & Oil Inc.
                    200 Public Square, 11-3006
                    Cleveland, OH 44114-2375
                    ATTN: Corporate Secretary

          B. Any party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner in paragraph A. above.

          23. GOVERNING LAW. This Agreement and the obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of Ohio, without regard to rules on choice of law. Any action to enforce the terms hereof may be properly venued in, and shall be brought in, the federal or state courts in Cleveland, Ohio on a non-exclusive basis.

          24. PUBLICITY. The parties agree to consult with each other and to disclose to each other the text of any announcement or public disclosures prior to making any announcements or public disclosures prior to the Closing Date concerning the transactions proposed in this Agreement, and to disclose to the other the text of any announcement or public disclosure as early as possible prior to its being released.

          25. GENERAL.

          A. This Agreement, the attached schedules and exhibits and the agreements referred to herein or executed simultaneously, set forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and undertakings relating to the subject matter hereof (other than the Confidentiality Agreement). No representation, promise, inducement or statement of intention has been made by any party which is not embodied in or superseded by this Agreement or the Confidentiality Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth whether in the Confidential Information Memorandum for the Refinery or otherwise. Buyer's obligations under the Confidentiality Agreement shall not survive the Closing.

          B. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs, and other legal representatives. This Agreement and the rights and obligation hereunder shall not be assigned by any party hereto except that either party may assign its rights and duties to any affiliate provided that the assigning party shall remain liable for any such affiliate's duties, obligations and/or liabilities hereunder, provided that with the prior written consent of Seller (which consent will not be unreasonably withheld or delayed) after the Closing Buyer may assign its rights and obligations under this Agreement and (as to future obligations only) be released therefrom to any purchaser of all or substantially all of the assets of the Refinery. For purposes of the immediately preceding proviso, Seller's withholding of consent will be deemed unreasonable unless the financial strength or operating capability of the proposed purchaser is reasonably expected to increase Seller's liability or costs hereunder, or materially and adversely affect Seller's ability to realize on the Indemnification provided to Seller under Sections 8. and 16. Competitive considerations will not enter into Seller's assessment.

          C. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing wavier of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

          D. The section or paragraph headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one.

          E.   Unless the context requires otherwise:

               (i) this Agreement includes this Asset Purchase Agreement and any other Agreement entered into by Buyer and Seller on the Closing Date (the "Related Agreements");

               (ii) the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders all as the meaning and the context of the Agreement shall require;

              (iii) references to Sections refers to sections of this Agreement;

               (iv) references to Exhibits and Schedules are to exhibits and schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes; and

               (v)  the word "including" means "including without limitation."

          F. All representations and warranties of Seller hereunder are given jointly and severally by each of BPO, Standard, BP Pipelines and BPC and each of BPO, Standard, BP Pipelines and BPC shall be jointly and severally liable for all obligations of Seller hereunder.

          26. NO THIRD PARTY BENEFICIARIES. Except as provided in Sections 8.. and 16. with respect to Indemnification of Indemnified parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

          27. DEFINITION OF AFFILIATE. As used herein, the term "affiliate" shall have the meaning set forth in Rule 405 promulgated under the Securities Act of 1933, as amended,

          IN WITNESS WHEREOF, the parties have duly executed this instrument the day and year first above written.


BP EXPLORATION & OIL INC.             THE STANDARD OIL COMPANY


By: /s/ I.C. Conn                     By: /s/ I.C. Conn
    ----------------------------          --------------------------------------
        I.C. Conn                             I.C. Conn
Title: Senior Vice President          Title: Attorney-In-Fact



BP OIL PIPELINE COMPANY               CLARK REFINING & MARKETING, INC.


By: /s/ I.C. Conn                     By: /s/ W.C. Rusnack
    ----------------------------          --------------------------------------
        I.C. Conn                             W.C. Rusnack
Title: Attorney-In-Fact               Title: President & Chief Executive Officer



BP CHEMICALS INC.


By: /s/ I.C. Conn
    ----------------------------
        I.C. Conn
Title: Attorney-In-Fact